As filed with the Securities and Exchange Commission on February 1, 2016
Commission File Number: 333-201314
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1/A (Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HEAVENSTONE CORP. (Exact name of registrant as specified in its charter)
Nevada (State or Other Jurisdiction of Incorporation or Organization)	1531 (Primary Standard Industrial Classification Code Number)	47-1445393 (I.R.S. Employer Identification No.)

17800 Castleton Street, Suite 300, City of Industry, California 91748
Telephone: (626) 581-3335
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kong (Frank) Fan Xi
17800 Castleton Street, Suite 300, City of Industry, California 91748
Telephone: (626) 581-3335
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to: Eric Newlan, Esq. Newlan & Newlan, Ltd. 800 Parker Square, Suite 205, Flower Mound, Texas 75028 Telephone: (972) 899-4070 | Facsimile: (877) 796-3934
As soon as practicable and from time to time after the effective date of this Registration Statement. (Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, $.0001 par value per share	909,423 shares	$2.00 (3)	$1,818,846	$211.35
TOTALS	909,423 shares	$2.00 (3)	$1,818,846	$211.35*

*	Previously paid.
(1)	Represents 909,423 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.
(2)
In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated in accordance with Rule 457(a) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee based upon a bona fide estimate of the maximum offering price.

(4)	Calculated under Section 6(b) of the Securities Act of 1933, as amended, as $.0001162 of the aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
Subject to completion, dated February 1, 2016
HEAVENSTONE CORP.
909,423 Shares of Common Stock

Selling shareholders are offering up to 909,423 shares of common stock.  The selling shareholders will offer their shares at $2.00 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and/or the middle tier of the OTC Markets, known as the OTCQB, and, thereafter, at prevailing market prices, privately negotiated prices or in transactions that are not in the public market.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all of the costs of this offering. The selling shareholders will pay no offering expenses.

The 909,423 shares of common stock included in this prospectus may be offered and sold directly by the selling shareholders. Our common stock is presently not traded on any market or securities exchange. The selling shareholders have not engaged any underwriter in connection with the sale of their shares of our common stock. The selling shareholders may be deemed underwriters.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTCBB or the OTCQB. There is no guarantee that our common stock will ever trade on the OTCBB or on the OTCQB or on any listed exchange.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and will, therefore, be subject to reduced public company reporting requirements.

We are not a “blank check company” and we have no plans or intentions to engage in a business combination following this offering.

Investing in our common stock involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investments. See “Risk Factors”, beginning on page 5, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Obligation
Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is February 1, 2016.

TABLE OF CONTENTS

Page		Page
Summary Information	2	Directors, Executive Officers, Promoters
Summary Financial Information	4	and Control Persons	38
Risk Factors	5	Executive Compensation	40
Determination of Offering Price	19	Security Ownership of Certain Beneficial
Dilution	19	Owners and Management	41
Use of Proceeds	19	Certain Relationships and Related Transactions	43
Plan of Distribution	19	Legal Matters	43
Description of Securities	25	Experts	44
Business	27	Commission Position on Indemnification for
Management’s Discussion and Analysis of		Securities Act Liabilities	44
Financial Condition and Results of Operations	35	Where You Can Find More Information	44
		Index to Financial Statements	45

You should rely only on the information contained or incorporated by reference in this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

SUMMARY INFORMATION

You should carefully read all information in this prospectus, including the financial statements and the associated explanatory notes, under “Financial Statements”, prior to making an investment decision.

The following summary highlights material information contained in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  Before making an investment decision, you should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the notes thereto.  You should also review the other available information referred to under “Where You Can Find More Information”, as well as any amendment or supplement hereto.  Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Heavenstone Corp., a Nevada corporation.

Our Company

Our company is a development-stage company that was incorporated under the laws of the State of Nevada on June 13, 2014, with the intention of becoming a real estate development and construction company centered in the Temecula, California, area, specializing in the construction and sale of luxury vineyard estate homes, each of which will contain a small vineyard capable of producing small commercial quantities of wine.  We refer to this segment of our business as the “Ranch Segment”.  In addition, we intend to construct and operate a five-star hotel, spa and winery to be known as “Sorrento Resort, Vineyard and Winery”, also located in the Temecula area. We refer to this segment of our business as the “Resort Segment”.

While our Ranch Segment has purchased approximately 70 acres of undeveloped real estate located in Temecula, this segment has not yet begun full-scale operations. To date, our Ranch Segment has obtained some of the permits and approvals required for it to begin construction of vineyard estate homes. Our Resort Segment has identified a 25-acre property located also in Temecula on which it hopes to construct its planned Sorrento Resort, Vineyard and Winery.

In order for us to begin full-scale operations, we will be required to obtain approximately $50 million in additional capital, of which there is no assurance. (See “Risks Related to Our Business - In General” under “Risk Factors”, as well as “Plan of Operations” and “Liquidity” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

While our company was incorporated in June 2014, we undertook no activities until July 14, 2014. Due to our having less than one year of actual operations, we determined, for financial statement purposes, our “true” inception date to be July 14, 2014, the date of our first activities. The financial information presented in this prospectus, including the financial statements, beginning on page F-1, are presented in accordance with such determination.

From our inception (July 14, 2014) through September 30, 2015, we had no revenues and our accumulated deficit was $359,323 (unaudited). We do not expect to begin to derive revenues from our operations prior to the fourth quarter of 2016, at the earliest.

We maintain our principal offices at 17800 Castleton Street, Suite 300, City of Industry, California 91748; our telephone number is (626) 581-3335; our web site is www.hstone.us. No information found on our website is part of this prospectus. (See “Business”).

Emerging Growth Company

We are an “emerging growth company” under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

•	the date on which such issuer has, during the previous three (3)-year period, issued more than $1,000,000,000 in non-convertible debt; or

•	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement also assesses the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 (the “Exchange Act”) which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under JOBS Act Section 102(b)(2), which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Securities Offered

This prospectus relates to the resale of 909,423 shares of our common stock by the selling shareholders. The selling shareholders will sell such shares at an initial fixed offering price of $2.00 per share, until our common stock is quoted on the OTCBB and/or the OTCQB, and, thereafter, at prevailing market prices, privately negotiated prices or in transactions that are not in the public market. (See “Plan of Distribution”).

We will pay all expenses of registering the shares of common stock on behalf of the selling shareholders, estimated to be approximately $30,000.

No Public Market

There is no public market for our common stock.  We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our common stock will make it difficult to sell your shares.

We intend to have a market maker file an application on our behalf with FINRA for our common stock to become eligible for trading on the OTCBB and/or the OTCQB.

Duration of Offering

This offering by the selling shareholders will terminate on the earlier of the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and the date on which all shares offered by this prospectus have been sold by the selling shareholders.

Shares Outstanding

There are 71,159,423 shares of our common stock issued and outstanding as of the date of this prospectus.

Offering Proceeds

Our company will not derive any funds from sales of common stock by the selling shareholders.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the information included in the “Risk Factors” section of this prospectus, as well as the other information contained in this prospectus, prior to making an investment decision regarding our common stock.

SUMMARY FINANCIAL INFORMATION

The following tables present summary financial data derived from our financial statements. The summary financial data for the period July 14, 2014 (Inception), to June 30, 2015, is derived from our audited financial statements included in this prospectus. The summary financial data for the three months ended September 30, 2015, is derived from our unaudited financial statements included in this prospectus. This summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as the financial statements and notes thereto, beginning on page F-1of this prospectus.  As of September 30, 2015, we had cash on hand of $171,502 (unaudited).

	For the Three Months Ended 9/3015 (unaudited)		For the Period from Inception (7/14/14) to 6/30/15
Statements of Operations Data:
Revenues	$	---	$	---
Operating expenses		67,866		200,409
Net loss		(67,866)		(291,457)
Net loss per share		(0.00)		(0.00)
Balance Sheet Data:
Current assets		$176,752		$271,351
Total assets		3,073,911		3,126,619
Total liabilities		3,031,732		3,016,574
Shareholders’ equity		42,179		110,045

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Financial Condition

Our lack of operating history makes it difficult to predict our future operating results.

We were incorporated on June 13, 2014. For the period from our inception date for financial reporting purposes, July 14, 2014, through September 30, 2015, we had no revenues and incurred a net loss of $(359,323) (unaudited). (See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “‘True’ Inception Date” under “Note 2. Summary of Significant Accounting Policies” to the financial statements included herein).

Because we have a limited operating history, it is difficult to forecast our future operating results. Additionally, our operations will continue to be subject to risks inherent in the establishment of a new business, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our company as a constructor of high-quality estate homes.  Our ability to generate future revenues will be dependent on a number of factors, including overall demand for our estate homes and market competition.  As with any investment in a company with a limited operating history, ownership of our common stock involves a high degree of risk and is not recommended if an investor cannot reasonably bear the risk of a total loss of his investment.

If we do not obtain additional funding for our operations, the value of our common stock could be adversely affected.

As of September 30, 2015, we had cash of $171,502 (unaudited). Currently, we possess approximately $1,000 in cash. We are in need of operating capital and there is no assurance that we will be able to obtain such capital. In the absence of the receipt of additional funding, we may be required to scale back current operations or cease operations completely. Additionally, we do not have sufficient financial resources to implement our full-scale business plan. Specifically, we lack the capital to begin construction of our first vineyard estate home development or our planned Sorrento Resort, Vineyard & Winery. No assurance can be given that we will be able to obtain additional funds.

In addition, if we are not successful in earning revenues once we have started our business activities, we may require additional financing to sustain business operations. Currently, we do not have any arrangements for financing and can provide no assurance to investors that we will be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including our ability to attract purchasers of our estate homes. These factors may have an effect on the timing, amount, terms or conditions of additional financing and make such additional financing unavailable to us.

No assurance can be given that we will obtain access to capital markets in the future or that financing, adequate to satisfy the cash requirements of implementing our business strategies, will be available on acceptable terms. Our inability to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon our results of operations and financial condition.

We could lose ownership of our largest property, if we fail to repay certain indebtedness.

In connection with our purchase of approximately 50 acres of land in Temecula, California, we issued a $750,000 face amount promissory note to the third-party seller of the land. The principal balance is due in November 2019. This promissory note is secured by a deed of trust in favor of the selling party. Should we fail to repay the $750,000 in accordance with its terms, it is possible that the beneficiary of the deed of trust could foreclose on such property. In such a circumstance, our financial position and operating results would be negatively affected.

We may not be able to repay certain loans on time.

In connection with our recent purchases of three separate parcels of real property, we borrowed, in three separate transactions, a total of $2,100,000 from our majority shareholder.  The principal and accrued interest on all three of these loans is due and payable in October 2016. Currently, we do not possess sufficient funds to repay these loans and there is no assurance that we will ever obtain sufficient funds to repay these loans on time.  In such circumstance, our financial condition could become impaired, to the detriment of our business operations and operating results.

Risks Related to this Offering

Investing in our company is a highly speculative investment and could result in the loss of your entire investment.

A purchase of our common stock is highly speculative and involves significant risks. Our common stock should not be purchased by any person who cannot afford the loss of his entire purchase price. The business objectives of our company are also speculative, and we may be unable to satisfy those objectives.  Our shareholders may be unable to realize a substantial, or any, return on their investments and may lose their entire investments.

Concentration of ownership of our common stock may prevent new investors from influencing significant corporate decisions.

Currently, our largest shareholder owns approximately 98.3% of our outstanding common stock. This shareholder will be able to control our management and our affairs. This shareholder could control all matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. This concentration of ownership may also delay or prevent a future change of control of our company at a premium price, if this shareholder opposes it.

Risks Related to Our Common Stock

Currently, there is no public market for our common stock; there can be no assurance that any public market will ever develop or that our common stock will be quoted for trading.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities.  We intend to have a market maker file an application with FINRA on our behalf for the quotation of our common stock on the OTCBB and/or the OTCQB. There can be no assurance as to whether a market maker will actually file the application or that, if filed, such application will be accepted by FINRA.  We are not permitted to submit such application to FINRA on our own behalf.  If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade.  If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

The market price for our common stock may be volatile.

Our common stock is unlikely to be followed by any market analysts and it can be expected that there may be few institutions that will act as market makers for our common stock.  The existence of either of these circumstances could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

If our common stock is quoted on the OTCBB and/or the OTCQB and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy such stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.

Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTCBB, the OTCQB or any other available markets or exchanges. Such short selling, if it were to occur, could impact the value of our common stock in an extreme and volatile manner, to the detriment of our shareholders.

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common stock.

Our company is authorized to issue up to 50,000,000 shares of preferred stock, $.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as our board of directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

We do not intend to pay dividends on our common stock.

We intend to retain earnings, if any, to provide funds for the implementation of our business strategy.  We do not intend to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any cash, stock or other dividends on their shares of our common stock, until we have funds which our board of directors determines can be allocated to dividends.

If you purchase shares of our common stock hereunder, you will experience substantial dilution of your investment.

Purchasers of common stock hereunder will suffer substantial and immediate dilution, due to the lower book value per share of our common stock compared to the initial fixed purchase price per share of our common stock hereunder.  (See “Dilution”).

As a public company, we will incur audit fees and legal fees in connection with the preparation of our required financial reporting under the Exchange Act, which costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act, including the rules and regulations promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm will be required to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will be required to review and assist in the preparation of such reports.  While the fees charged by these professionals for their services cannot be accurately predicted at this time, it can be expected that these fees will have a significant impact on our ability to earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our common stock, if a market ever develops, could drop significantly.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our common stock.

FINRA has adopted rules that relate to the application of the SEC’s “penny stock” rules in trading our securities and require that a broker-dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers-dealers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, thereby reducing a shareholder’s ability to resell shares of our common stock.

We anticipate our common stock being quoted on the OTCBB and/or the OTCQB, which may result in limited liquidity and the inability of our shareholders to maintain accurate price quotations of the common stock.

Until our common stock qualifies for inclusion in the NASDAQ system, if ever, the trading of our common stock, if any, will be in the over-the-counter market.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to, the price of our common stock.

If a market develops for our common stock, sales of our common stock in reliance upon Rule 144 may depress prices in that market by a material amount.

All of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws.  Rule 144 provides, in essence, that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1% of a company’s outstanding common stock.  The alternative amount of permissible sales, average weekly trading volume during the four calendar weeks prior to the sale, is not available to our shareholders in that neither the OTCBB nor the OTCQB (if and when listed thereon) is an “automated quotation system”.  Market based volume limitations are not available for securities quoted only over the OTCBB and/or the OTCQB. Currently, under Rule 144, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a shareholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year.  A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present shareholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

There is no public market for our common stock and there can be no assurance that any public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions (commonly referred to as “Blue Sky” laws).  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend and may not be able to qualify our common stock for resale in the approximately 17 states which do not offer “manual exemptions” and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.

Any market that develops in shares of our common stock will be subject to the “penny stock” restrictions which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our common stock will be considered a “penny stock” for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker-dealer made the suitability determination; and

•	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock. (See “Penny Stock” under “Plan of Distribution”).

The elimination of monetary liability of our directors, officers and employees under Nevada law and the existence of indemnification rights in favor of our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain a specific provision that eliminates the liability of directors for monetary damages to our company and our shareholders. Further, we intend to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under employment agreements with our executive officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers, even though such actions, if successful, might otherwise benefit our company and our shareholders.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless, in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in our receiving negative publicity, either of which factors are likely to materially reduce the market for, and price of, our common stock, if such a market ever develops.

Risks Related to Our Business - In General

Changes in general economic and political conditions affect consumer spending and may harm our revenues, operating results and/or liquidity.

The U.S. is currently in a slow recovery from an economic recession.  Our management believes that these weak general economic conditions will continue through 2016.  Even though sales of luxury homes in California are currently relatively strong, the ongoing impacts of high unemployment and/or withdrawal from the workforce and financial market weakness may exacerbate current economic conditions.  As the economy continues to display weakness, fewer people may enter the market for new estate homes.  Such a reduction in potential purchasers of new estate homes could adversely impact the operating results of our Ranch Segment.

In addition, due to the continuing weakness in the economy, it is possible that our Resort Segment, once it establishes its operations, if ever, will not operate profitably.

Our lack of operating history makes it difficult to predict our future operating results.

We were incorporated in June 2014.  Because we have a limited operating history, it is difficult to forecast our future operating results. Additionally, once established, our operations will continue to be subject to risks inherent in the establishment of a new business, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing awareness of our Ranch Segment’s new luxury vineyard estate homes and our Resort Segment’s resort property. As with any investment in a company with a limited operating history, ownership of our common stock involves a high degree of risk and is not recommended if an investor cannot reasonably bear the risk of a total loss of his investment.

We may be unable to obtain sufficient capital to pursue our growth strategy.

Currently, we do not have sufficient financial resources to implement our complete business plan. Specifically, we lack the capital to begin construction of our first model luxury vineyard estate home or to construct our planned resort property. There is no assurance that we will be able to generate revenues or attract capital investment sufficient to sustain our operations, nor can we assure you that we will be able to obtain additional sources of financing at all.

We currently depend on our President; the loss of this officer could disrupt our operations and adversely affect the development of our business.

Our success in establishing our business plan will depend on the continued service and on the performance of our President, Kong (Frank) Fan Xi, and, as we grow, other executive officers and key employees. We have not entered into an employment agreement with Mr. Kong. It is likely that we will do so in the near future, though no terms of employment have been finalized. The loss of services of our key personnel for any reason could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not purchased any key-man life insurance.

Our directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies.

Our directors, Kong (Frank) Fan Xi, who is also our President, and Liu Xin, who is also our Secretary and Treasurer, lack experience in and with the financial reporting and disclosure obligations of publicly-traded companies and with serving as an officer and or director of a publicly-traded company. Conversely, our Chief Financial Officer, William E. Sluss, has approximately five years of experience as the chief financial officer of a publicly-traded company. We believe the experience of Mr. Sluss will serve to compensate for the lack of experience of our directors.  Nevertheless, it is possible that our directors’ lack of experience with publicly-traded companies could impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which could result in material misstatements to our financial statements and an inability to provide accurate financial information to our shareholders. In such circumstances, our operations, future earnings and long-term financial success could suffer irreparable harm due to our directors’ lack of experience with publicly-traded companies.

Our officers lack experience in the real estate development, home construction and hospitality industries.

While our officers possess extensive business experience, none of these persons has experience within the real estate development, home construction and hospitality industries. Given their lack of experience in these industries, there is no assurance that our officers will be successful in implementing our plan of business.

Our management serves us on a part-time basis and conflicts may arise.

Kong (Frank) Fan Xi, William E. Sluss and Liu Xin perform employee-like services for us on a part-time basis. Mr. Kong has committed to working up to 10 hours per week, Mr. Sluss has committed to working up to 10 hours per week and Ms. Liu has committed to working up to 10 hours per week for the benefit of our company. Except for stock bonuses paid to these persons totaling $250 in value, Messrs. Kong and Sluss and Ms. Liu have not been compensated for their services to date and have agreed to work for no cash remuneration, until such time as we generate sufficient revenues for the payment of salaries to our management. We have not entered into employment agreements with any of these persons; we expect to enter into employment agreements with these persons at an as-yet-to-be-determined time in the future. These individuals have other work-related responsibilities outside of our company. While each will seek to devote sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of these key personnel.

Our officers do not have employment agreements with us and could cease working for us at any time, thereby causing us to cease our operations.

Our officers do not have employment agreements with us. In the absence of employment agreements with a restrictive covenant on their part, these persons could leave us at any time and commence working for a competing company. Accordingly, the continued services of our officers cannot be assured. If any of our officers were to cease working for us, we might be forced to cease operations.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we do not manage future expansion effectively, our business will be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

Our business plan is not based on independent market studies, so we cannot assure you that our strategy will be successful.

We have not commissioned any independent market studies concerning any facet of the real estate development industry, the construction industry or the hospitality industry. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management and upon other available information concerning each of these industries.  If our management’s assumptions prove to be incorrect, we will not be successful in our efforts.

We will need to attract additional management personnel.

We believe our current officers will be able to satisfy our senior management needs for the initial phase of our business plan. Thereafter, we will be required to hire additional executive officers and other staff members with experience in various aspects of our Ranch Segment’s planned operations and our Resort Segment’s planned operations. Our inability to hire or retain experienced personnel would severely limit our ability to develop successfully our operations.

Supply shortages and other risks related to materials and skilled labor could increase costs and delay deliveries.

The home construction industry has, from time to time, experienced significant difficulties that can affect the cost or timing of construction, including shortages of qualified subcontractors, reliance on local subcontractors, manufacturers and distributors who may be inadequately capitalized, shortages of materials and volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs. These factors may cause us to take longer or incur more costs to build our homes and adversely affect our Ranch Segment’s revenues and margins. If the level of new home demand increases significantly in future periods, the risk of shortages in needed labor and materials available to our Ranch Segment could increase. Additionally, our Resort Segment could experience similar shortages and risks, once construction of our planned resort property is commenced.

Governmental regulations and environmental matters could increase the cost and limit the availability of our real estate development projects, adversely affecting our business or financial results.

Because both our business segments, to varying degrees, will be involved in real estate development, our company will be subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to development or construction being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets, government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay or increase the costs of development or home construction.

We will also be subject to a significant number and variety of local, state and federal laws and regulations concerning protection of health, safety, labor standards and the environment. The impact of environmental laws varies depending upon the prior uses of the building site or adjoining properties and may be greater in areas with less supply where undeveloped land or desirable alternatives are less available. These matters may result in delays, may cause us to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and home construction activity in environmentally sensitive regions or areas. Government agencies also routinely initiate audits, reviews or investigations of business practices to ensure compliance with these laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant.

We will also be subject to other local, state and federal laws and regulations, including laws involving matters that are not within our control. If we fail to comply with all applicable laws, we can suffer damage to our company’s reputation and may be exposed to possible liability.

Natural disasters may have a significant impact on our business.

Because our real estate development, home construction and hospitality operations are expected to be located primarily in South California, we will be faced with the risks of potential large earthquakes and flooding, among other natural disasters. To the extent that any such natural disaster occurs, our business and financial condition may be adversely affected.

Water scarcity in California and expected usage limitations could adversely affect our business.

Due to the ongoing severe drought in California, it is possible that mandatory water usage limitations will be implemented.  In addition, it is possible that new, far-reaching limitations on the use of ground water on a landowner’s own property could be imposed by the State of California or by one or more local governments.  To the extent that any such water usage limitations are imposed, our business and financial condition may be adversely affected.

Our business and financial results could be adversely affected by significant inflation.

Inflation can adversely affect us by increasing costs of land, materials and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on housing demand. In a highly inflationary environment, we may be precluded from raising home prices enough to keep up with the rate of inflation, which could reduce our profit margins. Moreover, with inflation, the costs of capital increase and the purchasing power of our cash resources can decline. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business or financial results.

Potential future acquisitions could be difficult to locate and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

As part of our business strategy, we intend to consider acquisitions of home construction and related businesses, as such acquisition opportunities become available to us.  However, we may not find suitable acquisition opportunities.  Acquisitions involve numerous risks, any of which could harm our business, including:

•
difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target company and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting customers of the target company or assets;

•	diversion of financial and management resources from our then-existing operations;

•
the price we pay or other resources that we devote to an opportunity may exceed the value we realize, or the value we could have realized, if we had allocated the purchase price or other resources to another opportunity;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target company;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products ore services of the target company; and

•	inability to generate sufficient revenue to offset acquisition costs.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders’ ownership may be diluted. As a result, if we fail properly to evaluate acquisitions, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of those that we anticipate. The failure to evaluate and execute successfully acquisitions or otherwise adequately address these risks could materially harm our business and financial results and, in turn, the market price for our common stock.

Risks Related to Our Business - Ranch Segment

The home construction industry experienced a significant downturn in recent years. Although industry conditions have improved during the past two years, the general U.S. economy remains weak. A subsequent deterioration in industry conditions could adversely affect our business or financial results.

The United States experienced one of the most severe housing downturns in its history, from 2006 through 2011. Overall demand for new homes, particularly luxury new homes, has improved since 2011. However, it is possible that the current economic conditions could have a negative effect on our business and financial results.

The home construction industry is cyclical and affected by changes in economic, real estate or other conditions that could adversely affect our business or financial results.

The home construction industry is cyclical and is significantly affected by changes in general economic and real estate conditions, such as employment levels, interest rates, consumer confidence and housing demand. Adverse changes in these conditions or deterioration in the broader economy could have a negative impact on our business and financial results. Weather conditions and natural disasters, including earthquakes, wildfires, droughts and floods, could harm our home construction business. These events have the potential to cause a delay in our development work, home construction and home closings, adversely affect the cost or availability of materials or labor or damage homes under construction.

The risks associated with our Ranch Segment’s land and lot inventory could adversely affect our Ranch Segment’s business or financial results.

Inventory risks will be substantial for our Ranch Segment’s home construction business. There are risks inherent in controlling, owning and developing land. If demand for our luxury vineyard estate homes declines, we may not be able to build and sell homes profitably. Also, the values of our owned undeveloped land and building lots may fluctuate significantly due to changes in market conditions. These risks could cause our Ranch Segment’s financial performance to be adversely affected.

Home construction is subject to home warranty and construction defect claims in the ordinary course of business that can be significant.

Our Ranch Segment will be subject to home warranty and construction defect claims arising in the ordinary course of our home construction business. Our Ranch Segment expects to rely on subcontractors to perform the actual construction of our homes and, in many cases, to select and obtain construction materials. While we will provide detailed specifications and monitoring of the construction process, our subcontractors could use improper construction processes or defective materials in the construction of our homes. Should such issues arise, we intend to repair them in accordance with our warranty obligations, which could cause us to expend significant resources.  We will be subject to construction defect claims and, although we intend to carry adequate insurance to cover any such claims, these claims could prove to be costly to defend and resolve in the legal system. Warranty and construction defect matters could also result in negative publicity for our company, which could damage our reputation and adversely affect our ability to sell homes.

Construction costs can fluctuate and impact our margins.

The home construction industry has, from time to time, experienced significant difficulties, including shortages of qualified tradespeople; reliance on local subcontractors who may be inadequately capitalized; shortages of materials; and volatile increases in the cost of materials, particularly increases in the prices of lumber, drywall and cement, which are significant components of home construction costs. Our Ranch Segment may not be able to recapture increased costs by raising prices because of either market conditions or because we will fix our prices at the time luxury vineyard estate home sales contracts are signed.

Our Ranch Segment may be required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and cash flows.

We expect that our Ranch Segment will be required to provide surety bonds to secure our performance or obligations under construction contracts, development agreements and other arrangements. Our ability to obtain surety bonds primarily depends upon our credit rating, financial condition, past performance and other factors, including the capacity of the surety market and the underwriting practices of surety bond issuers. The ability to obtain surety bonds also can be impacted by the willingness of insurance companies to issue performance bonds for construction and development activities. If we are unable to obtain surety bonds when required, the results of our Ranch Segment’s operations and cash flows could be adversely affected.

Home construction is an extremely competitive industry and competitive conditions could adversely affect our Ranch Segment’s business or financial results.

The home construction industry is fragmented and highly competitive. Home constructors compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. Our Ranch Segment will compete against local, regional and national home constructors. We will also compete with existing home sales, foreclosures and rental properties. The competitive conditions in the home construction industry could negatively affect our sales volumes and selling prices. Competition can also affect our ability to acquire suitable land, raw materials and skilled labor at acceptable prices or terms, or cause delays in the construction of our homes.

As our company grows, we will compete with other companies across all industries to attract and retain highly skilled and experienced employees, managers and executives. Competition for the services of these individuals will likely increase if business conditions improve in the home construction industry or in the general economy. If we are unable to attract and retain key employees, managers or executives, the business of our Ranch Segment could be adversely affected.

Risks Related to Our Business - Resort Segment

Our Resort Segment can be expected to be subject to the business, financial and operating risks common to the hotel business, any of which could reduce our revenues and limit opportunities for growth.

Business, financial and operating risks common to the hotel business, such as our planned Resort Segment, include:

•	significant competition from hospitality providers in all parts of the world;

•	the costs and administrative burdens associated with complying with applicable laws and regulations;

•	changes in desirability of our chosen geographic region location;

•	decreases in the demand for five-star hotel rooms or due to general economic conditions;

•	statements, actions, or interventions by governmental officials related to travel, meetings or other aspects of hotel business and operations;

•	the impact of internet intermediaries and other new industry entrants on pricing and the value of our brand and our increasing reliance on technology;

•	health, safety and environmental laws, rules and regulations and other governmental and regulatory action; and

•
changes in operating costs including, but not limited to, energy, water, labor costs (including the impact of labor shortages and unionization), food costs, workers’ compensation and health-care related costs, insurance and unanticipated costs, such as acts of nature and their consequences.

The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in our Resort Segment’s results of operations and financial condition.

The hospitality industry is seasonal in nature. We generally expect our Resort Segment’s revenues to be lower in the first quarter of each year than in each of the three subsequent quarters, with the fourth quarter generally being the highest. In addition, the hospitality industry is cyclical and demand generally follows the general economy on a lagged basis. The seasonality and cyclicality of the hospitality industry may contribute to fluctuations in our Resort Segment’s results of operations and financial condition.

Because our Resort Segment will operate in a highly competitive industry, our revenues or profits could be harmed if we are unable to compete effectively.

The segment of the hospitality industry in which we expect to operate is subject to intense competition. Our principal competitors will be other operators of luxury, full-service and focused-service hotels, including major hospitality chains with well-established and recognized brands.  If we are unable to compete successfully, our Resort Segment’s revenues or profits would be impaired.

Our Resort Segment will face competition for individual guests, group reservations and conference business. We will compete for these customers based primarily on brand name recognition and reputation, as well as location, room rates, property size and availability of rooms and conference space, quality of accommodations, customer satisfaction and amenities. Our competitors may have greater financial and marketing resources, which could allow them to improve their properties and expand and improve their marketing efforts in ways that could affect our ability to compete for guests effectively.

Our Resort Segment will be exposed to risks and costs associated with protecting the integrity and security of our guests’ personal data and other sensitive information.

Our Resort Segment will be subject to various risks and costs associated with the collection, handling, storage and transmission of sensitive information, including those related to compliance with U.S. and foreign data collection and privacy laws and other contractual obligations, as well as those associated with the compromise of our systems collecting such information. Our Resort Segment will collect internal and customer data, including credit card numbers and other personally identifiable information, for a variety of important business purposes, including managing our workforce, providing requested products and services and maintaining guest preferences, to enhance customer service and for marketing and promotion purposes. We could be exposed to fines, penalties, restrictions, litigation, reputational harm or other expenses, or other adverse effects on our business, due to failure to protect our guests' personal data and other sensitive information or failure to maintain compliance with applicable data collection and privacy laws or with credit card industry standards or other applicable data security standards.

In addition, states and the federal government have recently enacted additional laws and regulations to protect consumers against identity theft. These laws and similar laws in other jurisdictions have increased the costs of doing business, and failure on our part to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these laws could subject us to potential claims for damages and other remedies. If we were required to pay any significant amounts in satisfaction of claims under these laws, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any such law, our business, operating results and financial condition could be adversely affected.

Our Resort Segment may experience construction delays or cost overruns that could adversely affect our operations.

Construction projects, such as our proposed resort property, entail significant risks, which can substantially increase costs or delay completion of a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond our control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory authorities can increase the cost or delay the completion of an expansion or development.

Our insurance coverage may not be adequate to cover all possible losses that our Resort Segment could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters, acts of war or terrorism), that could severely disrupt our business or subject us to claims by third parties who are injured or harmed. The lack of sufficient insurance for these types of acts could expose our Resort Segment to heavy losses if any damages occur, directly or indirectly, that could have a significant adverse impact on our Resort Segment’s operations.

The foregoing list of risk factors sets forth only the most significant factors that make this offering risky and does not purport to be a complete statement of the risks involved in this offering.

Before deciding to invest in our company, prospective investors should read this prospectus in its entirety.

DETERMINATION OF OFFERING PRICE

As a result of there being no established public market for our common stock, the stated initial fixed offering price and other terms and conditions relative to our common stock have been arbitrarily determined by our board of directors and do not bear any relationship to assets, earnings, book value or any other objective criteria of value.  In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the common stock or the fairness of the offering price used for the common stock.

DILUTION

With respect to the common stock offered and sold by the selling shareholders hereunder, purchasers of common stock will likely incur substantial dilution.  This dilution is due to the selling shareholders’ being required to sell their shares of common stock at the initial per share fixed offering price of $2.00, until our common stock is quoted on the OTCBB and/or the OTCQB, thereafter, at prevailing market prices or privately negotiated prices.

The table below illustrates the dilution to purchasers of common stock, assuming a purchase price of $2.00 per share.

Assumed offering price per share $2.00 Net tangible book value per share as of September 30, 2015 $0.0006 Dilution in net tangible book value per share to purchasers (See NOTE below)$1.9994
NOTE: The dilution to be incurred by purchasers who acquire their shares after our common stock becomes quoted on the OTCBB and/or the OTCQB will vary and, therefore, cannot be predicted.

The initial $2.00 fixed initial offering price is significantly greater than the price paid by any of our current shareholders.  Our current shareholders have paid an average of approximately $.0055 per share, which value is $1.9945 per share lower than the initial $2.00 per share fixed offering price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders. We are registering 909,423 of our 71,159,423 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

PLAN OF DISTRIBUTION

Transactions Involving the Common Stock Being Offered Hereunder

In October 2014, a total of 430,000 shares of our common stock were issued to a total of 11 persons for a total of $2,150, or $.005 per share, for cash. 314,000 of these shares were issued in a private offering pursuant to Rule 506 of Regulation D under the Securities Act; each investor therein represented in writing that he was acquiring the shares for his own account and for investment. 116,000 of these shares were issued in an offering pursuant to Regulation S under the Securities Act; each investor therein represented in writing that he was acquiring the shares for his own account and for investment.

In October 2014, a total of 287,078 shares of our common stock were issued to a total of 17 persons for a total of $143,539, or $.50 per share, in cash. These shares were issued in an offering pursuant to Regulation S under the Securities Act; each investor therein represented in writing that he was acquiring the shares for his own account and for investment.

In December 2014, a total of 192,345 shares of our common stock were issued to a total of 22 persons for a total of $192,345, or $1.00 per share, in cash. These shares were issued in an offering pursuant to Regulation S under the Securities Act; each investor therein represented in writing that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

Selling Shareholders

The common stock offered under this prospectus by the selling shareholders may be sold from time to time for the account of the selling shareholders named in the following table. The table also contains information regarding each selling shareholder’s beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

Other than the relationships described below, none of the selling shareholders had or has any material relationship with our company. Other than as described below, none of the selling shareholders is a family member of the current officers and directors of our company.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the selling shareholders as of the date of this prospectus, as well as the number of shares of common stock covered by this prospectus.

		Prior to this Offering			After this Offering
Name of Selling Shareholder	Position, Office or Other Material Relationship	# of Shares Beneficially Owned	% Bene- ficially Owned (1)	# of Shares to be Offered for the Account of the Selling Share- holder	# of Shares to be Beneficially Owned	% to be Bene- ficially Owned (2)
Junqin Liu
Claude Clark Howard
Zi Hui Jiao
Wong, Judy Shui
Fang, Long Mei
Liu, Ya Li
Lin Zhou
Minghua Albrezzi
Ugur Marangoz
Angela Wang
Yang Qin
Chen, Meijun
Dai, Tianjuan
Li, Xianfang
Liu, Wenzhi
Shi, Guangru
Wang, Jianping
Wang, Xingbo
Wang, Yafen
Wu, Dongming
Wu, Tieshan
Wu, Xiangming
Wu, Xicai
Xu, Fengyan
Zhan, Huiling
Zhong, Aiqing
Zhou, Lin
Zhu, Ping
Zhang, Haifang
Yuan, Caijuan
Mao, Xingfen
Xi, Huiyin
Chen, Xiangmei
Chen, Xifen
Hua, Liying
Ye, Zhongyuan
Wang, Xuexia
Li, Zhenghong
Huang, Haizhu
Zhang, Xianle
Wang, Yuezhen
Xu, Yimin
Lou, Yuying
Huang, Weiwei
Yao, Feifei
Lin, Jintong
Wang, Shaomei
Kong, Fanxi
Pan, Yunping
Chen, Shengmei
N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A
100,000
20,000
8,000
16,000
16,000
16,000
16,000
8,000
100,000
30,000
100,000
16,000
16,818
18,048
20,170
16,058
16,000
19,248
16,000
16,380
19,848
16,382
16,000
16,068
16,000
16,000
16,000
16,058
8,000
8,000
8,000
8,000
8,000
8,034
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,034
8,034
8,034
8,034
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
100,000
20,000
8,000
16,000
16,000
16,000
16,000
8,000
100,000
30,000
100,000
16,000
16,818
18,048
20,170
16,058
16,000
19,248
16,000
16,380
19,848
16,382
16,000
16,068
16,000
16,000
16,000
16,058
8,000
8,000
8,000
8,000
8,000
8,034
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,000
8,034
8,034
8,034
8,034
					-0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0-	0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0% 0%
	TOTALS	909,423	*	909,423	-0-	0%

*	Less than 1%.
(1)	Based on 71,159,423 shares outstanding; we have no outstanding securities that are convertible into shares of our common stock.
None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

The selling shareholders will sell their shares of common stock at an initial per share fixed price of $2.00 until our common stock is quoted on the OTCBB or the OTCQB and, thereafter, at prevailing market prices, or privately negotiated prices.

The selling shareholders may offer their shares at various times in one or more of the following transactions:

•	in any market that might develop;

•	in transactions other than market transactions;

•	by pledge to secure debts or other obligations;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	in a combination of any of the above.

The selling shareholders may use broker-dealers to sell shares.  Should this occur, a broker-dealer would either receive discounts or commissions from selling shareholders or receive commissions from purchasers of shares for whom they shall have acted as agents.  To date, no discussions have been held or agreements reached with any broker-dealer.

The selling shareholders and any purchasers of our common stock should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.  We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

This offering by the selling shareholders will terminate on the earlier of the:

•	date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act; and

•	date on which all shares offered by this prospectus have been sold by the selling shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion, of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of the registration statement of which this prospectus is a part to sell all or a portion of their shares to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement of which this prospectus is a part identifying the broker-dealer, providing the required information on the plan of distribution, revising disclosures in the registration statement as required and filing the agreement as an exhibit to the registration statement.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our common stock, if any, will be in the over-the-counter markets, including the OTCBB and/or the OTCQB.  As a result, investors may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” (the period of time between the filing of a preliminary prospectus with the SEC and a public offering of the securities; usually 20 days) periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling shareholders.

We have advised the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Shares of common stock distributed to the selling shareholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

In addition, holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB and/or OTCQB, investors should consider any secondary market for our common stock to be a limited one. We intend to seek coverage and publication of information regarding our company in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered, if the company issuing the security has a listing for that security in a securities manual recognized by the state. We cannot secure this listing, and, thus, this qualification, until after the registration statement of which this prospectus is a part is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

Penny Stock

SEC Rule 15g-9 establishes the definition of a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our common stock will be considered to be a “penny stock” for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information, investment experience and objectives of the investor and make a reasonable determination that the transactions in penny stocks are suitable for that investor and that the investor has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker-dealer made the suitability determination, and that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our common stock. (See “Risk Factors”).

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share and 50,000,000 shares of preferred stock, $.0001 par value per share.  As of the date of this prospectus, there were 71,159,423 shares of our common stock issued and outstanding, held by 54 holders of record; no shares of preferred stock are issued and outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.  This description does not purport to be a complete description of all of the rights of our shareholders and is subject to, and is qualified in its entirety by, the provisions of our most current articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (iii) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Our bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect.

On all other matters, except as otherwise required by Nevada law or our articles of incorporation, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

A “plurality” means the excess of the votes cast for one candidate over any other.  When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

Please refer to our articles of incorporation, bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our common stock.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock with a par value of $.0001. No shares of preferred shares are issued and outstanding.  Under our bylaws, our board of directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock and to issue the preferred stock in one or more series as determined by our board of directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock.

Pre-emptive Right

As of the date of this prospectus, no holder of any shares of our stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this prospectus and assuming the selling shareholders sell all of their shares offered by this prospectus, our officers and directors will own a total of 250,000 shares, or less than 1%, of our common stock.  However, our largest shareholder will own approximately 98.3% of our outstanding shares.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Anti-Takeover Provisions

Shareholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Revised Statutes may discourage or have the effect of delaying or deferring potential changes in control of our company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of our company and to make changes in management. Further, these provisions may make it more difficult for shareholders to participate in a tender or exchange offer for common stock and, in so doing, may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of our company and thereby protect the continuity of, or entrench, our management, which may adversely affect the market price of our common stock. If, in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of our company, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of shareholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

Securities Transfer Corporation is the transfer agent for our common stock.  Securities Transfer’s address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034; its telephone number is (469) 633-0101; its website is www.stctransfer.com. No information found on the Securities Transfer’s website is part of this prospectus.

BUSINESS

General

Our company is a development-stage company that was incorporated under the laws of the State of Nevada on June 13, 2014, with the intention of becoming a real estate development and construction company centered in the Temecula, California, area, specializing in the construction and sale of luxury vineyard estate homes, each of which will contain a small vineyard capable of producing small commercial quantities of wine (the Ranch Segment). In addition, we intend to construct and operate a five-star hotel, spa and winery to be known as “Sorrento Resort, Vineyard and Winery”, also located in the Temecula area (the Resort Segment).

While our Ranch Segment has purchased approximately 70 acres of undeveloped real estate located in Temecula, this segment has not yet begun full-scale operations. To date, our Ranch Segment has obtained a portion of the permits and approvals required for it to begin construction of vineyard estate homes. Our Resort Segment has identified approximately 25 acres of property also located in Temecula on which it hopes to construct its planned Sorrento Resort, Vineyard and Winery.

In order for us to begin full-scale operations, we will be required to obtain approximately $50 million in additional capital, of which there is no assurance. (See “Risks Related to Our Business - In General” under “Risk Factors”, as well as “Plan of Operations” and “Liquidity” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Since our July 14, 2014, inception, we have generated no revenues and, through September 30, 2015, our accumulated deficit was $359,323 (unaudited).  We do not expect to begin to derive revenues from our operations prior to the fourth quarter of 2016, at the earliest.

We maintain our principal offices at 17800 Castleton Street, Suite 300, City of Industry, California 91748; our telephone number is (626) 581-3335; our web site is www.hstone.us. No information found on our website is part of this prospectus.

Our Mission

We intend to become a large residential real estate development and construction company centered in Temecula, California, specializing in the construction and sale of luxury vineyard estate homes and to provide, during and after estate home construction, extensive special services to the owners of the estate homes.  In addition, we intend to construct and operate a five-star hotel, spa and winery to be known as “Sorrento Resort, Spa and Winery”, also in the Temecula area.

Our Competitive Strengths and Weaknesses

We believe our company has the following competitive strengths:

•	our sales and marketing contacts in China and other countries in the region;
•	our relationships with California-based construction support companies; and
•	our low overhead.

We believe our company has the following competitive weaknesses:

•	our management has no experience in the real estate development, home construction and hospitality industries; and
•	our lack of capital.

Current and Recent Activities

Since our inception, we have acquired, in three separate transactions, approximately 70 acres of unimproved real estate located in Temecula, California.  These acquisitions were completed after our management completed its due diligence with respect to each of the properties. Included in such due diligence efforts were informal feasibility studies with respect to each property, to the effect that such properties would be beneficial to the efforts of our Ranch Segment. We intend to construct our first vineyard estate home development on this land.  However, we do not currently possess sufficient capital to complete these objectives. (See “Risks Related to Our Business - In General” under “Risk Factors”).

Recently, we started the permitting process necessary to begin construction on our first estate home development. To date, with respect to our approximately 50 acre property, we have completed, or still must complete, the following:

Completed

•	completed the preliminary application for subdivision of property;

•	successfully addressed comments and concerns from county agencies with jurisdiction;

•	completed required environmental and physical studies with respect to property;

•	completed design of tract map and submitted for approval; and

•	completed initial land development hearing (county) – projected approval is May 2016.

Still to Complete

•	submit (in approximately May 2016) complete improvement plans to county for review and approval – expected time for approval is between four and six months;

•	three months after approval of improvements plan, commence street and other property improvements – approximately three months to complete.

•	record final tract map, upon completion of improvements;

•	submit grading and building plans for approval, upon recording final tract map – expected time for approval is approximately three months; and

•	start home construction.

(See “Risks Related to Our Business - In General” under “Risk Factors”).

Also, we have identified approximately 25 acres of property in Temecula on which we intend to build and operate our planned Sorrento Resort, Vineyard & Winery. However, we do not currently possess sufficient capital to complete these objectives. (See “Risks Related to Our Business - In General” under “Risk Factors”).

Recent Trends

Housing markets in the United States experienced a prolonged downturn from 2006 to 2012. Currently, however, we believe that attractive land acquisition opportunities are available for companies with the financial strength to take advantage of them.  We expect to become a company whose financial position will allow it to pursue opportunities from a position of strength, such that we will be able to engage in land acquisitions that we believe provide highly profitable opportunities.  However, there is no assurance that we will be able to achieve such position of financial strength.

Properties

Ranch Real Estate. To date, our Ranch Segment has acquired three parcels of undeveloped real estate in the city of Temecula, California. One of these parcels contains approximately 50 acres, while each of the other two parcels contains approximately 10 acres. Temecula is located in the southwest portion of Riverside County, in Southern California, approximately 80 miles south of Downtown Los Angeles.

The property of approximately 50 acres is secured by a deed of trust that secures the repayment of a $750,000 promissory note issued by us in purchasing this property. See “Risks Related to Our Financial Condition” under “Risk Factors”).

Resort Real Estate.  At such time as we obtain sufficient funds, our Resort Segment intends to acquire a single 25-acre parcel of undeveloped real estate in the city of Temecula, California, on which we intend to construct and operate our planned Sorrento Resort, Vineyard and Winery. However, we do not currently possess sufficient capital to complete this objective.  (See “Risks Related to Our Business - In General” under “Risk Factors”).

Offices. In the near future, we intend to establish our primary office in a high quality office space in a modern office building located in the City of Industry, California.  The office space will be adequate for our needs for at least the first year of our operations.  In addition, as our business grows, we intend to establish and maintain satellite offices in Temecula, California, Hong Kong and in the Republic of China (Taiwan).

Ranch Segment

General. Our Ranch Segment intends to begin its real estate development activities with the approximately 70 acres located in Temecula purchased by us recently.

Once we have obtained the necessary permits and other authorizations, initially, we will offer four home designs, each of which will contain approximately 10,000 square feet of living area and will be priced between $5,000,000 and $7,000,000. The four architecturally-inspired design choices for homes are:

Quinta Ranch Home (Spanish motif) Castle Ranch Home (German motif)	Ranch Chateau (French Country motif) Hollywood Ranch Home (contemporary California motif)

In addition, each of our five-acre vineyard estate home will contain a small, two-acre vineyard capable of producing small commercial quantities of wine.

Each of the four styles of homes will incorporate some or all of the following features:

•	Bedrooms and Baths – Upstairs Master Bedroom, Guest Bedroom Suite, two Master Suites, a Teen Suite with a Jack & Jill Bath and an In-law Quarters/Apartment.

•	Kitchen – Center Island, Walk-in Pantry, Eating Bar, Breakfast Nook.

•	Interior Features – Family Room, Hobby/Recreation Room, Gym/Exercise Room, Main Floor Laundry, Media Room, Loft/Balcony, Formal Dining Room, Formal Living Room, Den/Office/Computer Room.

•	Exterior Features – Covered Rear Porch, Sun Deck, Outdoor Kitchen.

•	Unique Special Features – Grand Entry/Elevator, Dual Circular Staircases, Vaulted dramatic Ceilings, Tennis Court, Basketball Court, Wine Cellar, Two Acre Vineyard and Personal Helipad.

•	Garage – Oversized Three-car Garage.

We intend to provide with each home a variety of electronic and high-technology features, such as ethernet ports and/or modem docks, whole-house music systems, climate control and other similar features.

Customers will have the option to further customize their estate designs above and beyond our planned concepts, but will be responsible for the costs associated with those special design changes.

We also intend to expand the available architectural choices for our homes as the business develops.  There can be no assurance, however, that our business will develop sufficiently to require the addition of additional home styles.

Key Alliances. Since our inception, our management has initiated contact with numerous large construction companies, design companies and suppliers of building supplies. As a result of these efforts, our management has identified the service and supplies providers who are believed to be in a position to best perform these needed functions on behalf of our company. We have a formal agreement with a construction company, Koll Custom Homes, who will lead the development and construction of our vineyard estate neighborhoods, including our estate homes. The identified design company would lead the vineyard estate home design activities, including customization of the services that will be available to owners of our estate homes. The identified supplier of building supplies would be the primary source of building supplies for our construction operations.

We have not yet formalized an alliance with the identified design company and the identified supplier. Our identified design company and supplier may not be available to us and it is possible that we will be required to locate alternative providers, which we would not expect to adversely affect our operations.

Land Acquisition and Development. Our long-term objective is to control a portfolio of properties to meet our anticipated estate home sales requirements for a period of approximately five years. We will acquire land only after completing due diligence and, in certain cases, feasibility studies. With respect to the approximately 70 acres purchase by us, we conducted the due diligence deemed necessary by our management, but did not conduct any feasibility studies. Our direct land acquisition activities are expected to include only the purchase of unimproved land from third parties. It is probable that our purchases will be of unentitled or unzoned land.

Once we have acquired a property, we will obtain governmental and other approvals necessary to begin the development process. Following this process, the land will be graded, roads, utilities, amenities and other infrastructures installed and individual estate homes constructed.

Materials Costs. Substantially all materials used in construction are available from a number of sources, but may fluctuate in price due to various factors. It is possible that we will experience shortages of certain materials. If shortages occur in the future, such shortages could result in longer construction times and higher costs than those experienced in the past. Such circumstances could have an adverse effect on our company’s future results of operations and/or financial condition.

Marketing and Sales.  Our primary marketing efforts will target foreign investors throughout the world, with a focus on investors from China.

A 2014 report by Hurun, a leading research company on Chinese tycoons, states “that 60% of China’s wealthy have emigrated, or are planning to do so, to another country.” Our management understands that real estate is the preferred overseas investment for wealthy Chinese, that the United States is the preferred country for these overseas investments and that Los Angeles is the preferred metropolitan area for these overseas investments. Our management expects that, during the foreseeable future, wealthy Chinese will represent the largest percentage of purchasers of our estate homes.

Our successful marketing of our estate home developments in the highly competitive housing industry will depend on our ability to create a sense of excellence in the eyes of our potential customers, as well as our ability to communicate a point of difference between other homes and our estate homes.

For each of our neighborhoods, we will attempt to develop and provide a luxury living environment without peer, starting with our commitment to customer satisfaction and fulfilling their wishes. Our commitment to quality and comfort will include abundant safety measures, including 24-hour on-staff service, live telephone answering service and a website that handles all complaints instantly.

Our marketing and sales material will promote the extensive technological amenities available within our estate homes. Further, we will seek to differentiate our estate home neighborhoods by guaranteeing the full satisfaction of each of our customers after completion of construction.

We believe that our most important and effective marketing program will be customer word-of-mouth. Because we will be developing luxury estate homes in California, we will be highly visible to Chinese home buyers. Along with word of mouth, our most consistent form of promotion will come from our website and conventions that we intend to hold in Los Angeles, Hong Kong and China. Rewards will be given to estate home clients that refer new clientele to our company. We are confident that our high level of overall quality will create a strong demand for our estates and services.

In the near future, we will begin accepting applications for our luxury vineyard estate homes. Each estate home will cost between $5,000,000 and $7,000,000.  We will require a 50% deposit with the application. An estate home purchaser must complete his final design within 30 days of his application being approved by us.  After construction of a purchaser’s estate home is completed, which is estimated to be approximately 18 months, payment of the remaining sales price will be collected.

Customer Service.

During Construction.  We believe that a prompt and courteous response to an estate home purchaser’s needs during construction will reduce post-closing repair costs, enhance our reputation for high quality service and, ultimately, lead to referral business from our estate home purchasers. Our personnel will be trained to provide exceptional service throughout the construction process, which service will be provided as part of the estate home purchase price.

After Construction. In conjunction with the sale of homes, our company is planning to provide to purchasers of our estate homes, a wide array of personal services designed to enhance the luxury estate home lifestyle. For additional fees, the following services, among others, will be made available to estate home purchasers:

•	Security Service	•	Vineyard Management
•	Yard Maintenance	•	Wine Making
•	House Cleaning, including windows	•	Shopping/ Delivery Services

Warranties. We intend to provide each estate home owner with product warranties covering workmanship and materials for one year, certain mechanical systems for two years and structural systems for ten years from the time of closing. We expect that our warranty program will meet or exceed terms customarily offered in the estate home building industry. The subcontractors who perform most of the actual construction will also be required by us to provide warranties on workmanship.

Competition. The home construction industry is fragmented and highly competitive. We will compete with numerous other national, regional and local home constructors for buyers, desirable properties, raw materials, skilled labor, employees and management talent. We also compete with resales of existing and foreclosed homes and with the rental housing market. We expect that our homes will compete on the basis of quality, price, design and location.  There is no assurance that we will compete successfully in our market.  (See “Risk Factors”).

Governmental Regulation and Environmental Matters. The home construction industry is subject to extensive and complex regulations. We will be required to comply with many federal, state and local laws and regulations, including zoning, density and development requirements, building, environmental, advertising, labor and real estate sales rules and regulations. These regulations and requirements will affect substantially all aspects of our land development and home design, construction and sales processes. Our homes will be inspected by local authorities where required. These regulations often provide broad discretion to the administering governmental authorities. In addition, our future developments may be subject to various assessments for schools, parks, streets, utilities and other public improvements.

Our home construction operations will also be subject to an extensive variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health, safety and the environment. The particular environmental laws for each site vary greatly according to location, environmental condition and the present and former uses of the site and adjoining properties.

Seasonality. Due to the style of the subdivisions and homes we will build, we do not expect that our sales will be materially affected by the seasonality commonly experienced by home constructors.

Resort Segment

General.  At such time as we obtain sufficient funds, our Resort Segment intends to acquire one or more parcels totaling approximately 25 acres of undeveloped real estate in the city of Temecula, California, on which we intend to construct and operate our planned Sorrento Resort, Vineyard and Winery. However, we do not currently possess sufficient capital to complete this objective.

Development.  It is intended that our Resort Segment will build the Sorrento Resort, Vineyard & Winery on approximately 25 acres of prime Temecula real estate.  Sorrento Resort is to include a 60,000 square foot facility, which will include a five-star hotel and spa, retail sales space, restaurants and a state-of-the-art hospitality facility. The hotel is to include 50 large, luxurious suites with sweeping panoramic views of the Temecula Valley and its vineyards.

The hospitality center is to be situated above the underground barrel cellar and tunnel that connects with the facility’s winery. Underground parking is to be built underneath the hospitality center.  Just beyond the hospitality center, we intend to create a landscaped park setting, including terraced lawns for private outdoor events. We believe that the hospitality center and surrounding areas will make the resort an attractive recreational and social destination for tourists and local residents.

Competition.  The segments of the hospitality industry in which we operate are subject to intense competition. Our principal competitors are other operators of luxury, full-service and focused-service hotels and timeshare properties, including other major hospitality chains with well-established and recognized brands. We also compete against smaller hotel chains, independent and local hotel owners and operators and independent timeshare operators. If we are unable to compete successfully, our revenues or profits would be impaired.

Seasonality. The hospitality industry is seasonal in nature. The periods during which our lodging properties experience higher revenues vary from property to property, depending principally upon location and the customer base served. We generally expect our revenues to be lower in the first quarter of each year than in each of the three subsequent quarters with the fourth quarter generally being the highest. In addition, the hospitality industry is cyclical and demand generally follows the general economy on a lagged basis. The seasonality and cyclicality of our industry may contribute to fluctuations in our results of operations and financial condition.

Water-Related Issues and Natural Disasters

Water-Related Issues.  Due to the ongoing severe drought in California, it is possible that mandatory water usage limitations will be implemented.  In addition, it is possible that new, far-reaching limitations on the use of ground water on a landowner’s own property could be imposed by the State of California or by one or more local governments.  To the extent that any such water usage limitations are imposed, our business and financial condition may be adversely affected.

Natural Disasters.  Because our real estate development and home construction activities are expected to be located primarily in Southern California, we will be faced with the risks of potential large earthquakes and flooding, among other natural disasters. To the extent that any such natural disaster occurs, our business and financial condition may be adversely affected.

Insurance

We intend to carry adequate insurance to cover any claims made against us.  However, these claims could prove to be costly to defend and resolve in the legal system.  There is no assurance that our future insurance policies will be adequate to protect us from adverse financial situations.

Intellectual Property

We regard our current and future trademarks, service marks and business know-how as having significant value. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws, as necessary.

Employees

We currently have no employees other than our three officers. Our business development, corporate administration, business operations and financial reporting functions are overseen directly by our President. Our Secretary oversees record keeping. We intend to hire a small number of employees, at such times as our business conditions warrant. We have used, and, in the future, expect to use, the services of certain outside consultants and advisors as needed, on a consulting basis.

Company Website

Our company’s website can be found at www.hstone.us. No information found on our website is part of this prospectus. Once we become publicly held, we will make available free of charge at this website all of our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K.  These reports will be made available on our website as soon as reasonably practicable after their filing with, or furnishing to, the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements for the three months ended September 30, 2015, and our audited financial statements for the period July 14, 2014 (inception), to June 30, 2015, included elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements. These forward-looking statements are based on our management’s current expectations with respect to future events, financial performance and operating results, which statements are subject to risks and uncertainties, including, but not limited to, those discussed below and elsewhere in this prospectus. The risks and uncertainties discussed herein could cause our actual results to differ from the results contemplated by these forward-looking statements. We urge you to consider carefully the information set forth in this prospectus under “Risk Factors”.

Basis of Presentation – “True” Inception Date

While our company was incorporated in the State of Nevada in June 2104, we undertook no activities until July 14, 2014. Due to our having less than one year of actual operations, we determined, for financial statement purposes, our “true” inception date to be July 14, 2014, the date of first activities. The following discussion, as well as the accompanying financial statements, is presented in accordance with such determination.

Background and Recent Developments

We are a development-stage company that was incorporated under the laws of the State of Nevada on June 13, 2014.  We intend to become a large real estate development and construction company with operations in the luxury vineyard estate home construction industry, our Ranch Segment, and the hospitality industry, our Resort Segment.

Until such time as the results of our operations require us to do so, this discussion will not present separate segment information.

Ranch Segment. Since our inception, we have acquired approximately 70 acres of unimproved real estate located in Temecula, California.  We intend to construct our first vineyard estate home development on this land.  However, we do not currently possess sufficient capital to complete these objectives. Recently, we started the permitting process necessary to begin construction on our first estate home development.  (See “Risks Related to Our Business - In General” under “Risk Factors”, as well as “Business”).

Resort Segment. We have identified one or more parcels totaling approximately 25 acres located in Temecula on which we intend to build and operate our planned Sorrento Resort, Vineyard & Winery. However, we do not have a contract to purchase this property and we do not currently possess sufficient capital to complete these objectives. (See “Risks Related to Our Business - In General” under “Risk Factors”, as well as “Business”).

Principal Factors Affecting Our Financial Performance

We expect that our operating results will be primarily affected by the following factors:

•	our ability to obtain capital;
•	our ability to attract buyers for our estate homes;
•	our ability to attract guest to our planned resort property; and
•	our ability to contain our costs and maintain our low overhead.

Expected Financial Performance

Based on our current business plan, we expect to incur operating losses through at least the fourth quarter of 2016. However, because we do not yet possess capital to commence operations in the Ranch Segment, we cannot predict whether we will have any estate home sales prior to the end of such period.

We are still required to obtain approximately $50 million in order to begin our full-scale operations, including the construction of our planned resort property. There is no assurance that we will be successful in obtaining this needed funding.

Results of Operations

For the Three Months Ended September 30, 2015. During the three months ended September 30, 2015 (the “Current Period”), we generated no revenues and we do not expect to generate any revenues until the fourth quarter of 2016, at the earliest.

For the Current Period, we incurred a net loss of $(67,866) (unaudited). Until we begin full scale business operations, we expect our level of expenses to remain at the level of the Current Period.

For the Period from July 14, 2014 (inception), to June 30, 2015. During the period from July 14, 2014 (inception), to June 30, 2015 (the “Initial Period”), we generated no revenues.

For the Initial Period, we incurred a net loss of $(291,457). Included in the $291,457 in expenses for the Initial Period are legal and professional expenses of $177,309, $25,000 of which are associated with this offering.

Plan of Operations

General. We require significant funding to achieve our objectives.  Sources of funding are expected to be from sources of equity or debt financing, as well as from sales of our estate homes.  As with any start-up company that offers unproven products, there is no assurance that our company will be successful with any level of additional funding.

Ranch Segment. Since our inception, our Ranch Segment has acquired approximately 70 acres of unimproved real estate located in Temecula, California.  Our Ranch Segment intends to construct our first vineyard estate home development on these properties.

Since acquiring these properties, we have taken, and will take, the following actions towards obtaining needed permits and approvals for the subdivision planning, construction and delivery of vineyard estate homes:

Completed

•	completed the preliminary application for subdivision of property;

•	successfully addressed comments and concerns from county agencies with jurisdiction;

•	completed required environmental and physical studies with respect to property;

•	completed design of tract map and submitted for approval; and

•	completed initial land development hearing (county) – projected approval is May 2016.

Still to Complete

•	submit (in approximately May 2016) complete improvement plans to county for review and approval – expected time for approval is between four and six months;

•	three months after approval of improvements plan, commence street and other property improvements – approximately three months to complete.

•	record final tract map, upon completion of improvements;

•	submit grading and building plans for approval, upon recording final tract map – expected time for approval is approximately three months; and

•	start home construction.

We expect to have obtained all of the necessary permits and approvals by early 2017, at which time we will commence construction of our first vineyard estate home. However, due to the nature of this process, we cannot assure you that we will be able to accomplish these objectives by such date.

In addition, our Ranch Segment plans to offer a wide array of personal services to the owners of the estate homes during and after their being built.

Our Ranch Segment anticipates a long-term development of properties, generally in increments of between 10 and 50 homes, depending on the characteristics of the available properties, and to develop staff necessary to perform the planned services. On the approximately 70 acres owned by the Ranch Segment, we intend to construct the first 10 of our vineyard estate homes. We have completed a portion of the required permitting and approval process necessary to begin property improvement activities. It is anticipated that approval for our property improvements will have been obtained by the end of the third quarter of 2016, with home construction beginning during the first quarter of 2017.

Resort Segment. Our Resort Segment has identified, but has not entered into a purchase contract for, one or more parcels totaling 25 acres of undeveloped real estate located in Temecula, California, on which we intend to construct and operate our planned Sorrento Resort, Vineyard and Winery.  Currently, we do not possess adequate capital with which to complete the purchase of the identified property. To complete the purchase of this property and construction of the resort facility, we must obtain approximately $50 million in funding. Our management estimates that such $50 million would be applied in the following manner: $7.5 million for professional, consulting and broker fees and commissions; $3.0 million for pre-market advertising and marketing; $3.5 million for other pre-market costs and working capital; $2.6 million for the purchase of land; $5.0 million for land improvements and infrastructure; $6.0 million for equipment; and $22.4 million for resort building construction. There is no assurance that we will be able to secure such funding.

Liquidity

As at September 30, 2015. At September 30, 2015, we had a working capital deficit of $4,980 and cash of $171,502. Currently, we possess approximately $1,000 in cash.

For the Period from July 14, 2014 (inception), to June30, 2015.

Loans from Majority Shareholder. In 2014, we obtained three separate loans from our majority shareholder, as follows:

•
In October 2014, we obtained a loan in the amount of $850,000 pursuant to a loan agreement and delivered a promissory note, face amount $850,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 50 acres of land in Temecula, California.

•
In October 2014, we obtained a loan in the amount of $650,000 pursuant to a loan agreement and delivered a promissory note, face amount $650,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 10 acres of land in Temecula, California.

•
In December 2014, we obtained a loan in the amount of $600,000 pursuant to a loan agreement and delivered a promissory note, face amount $600,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in December 2016.  The proceeds from this loan were used by the Company to purchase approximately 10 acres of land in Temecula, California.

Without these loans from our majority shareholder, we would have been unable to acquire these properties.

Other Financing. In connection our purchase of 50 acres of land in Temecula, California, we issued a $750,000 face amount promissory note to the third-party seller of the land. The unpaid principal balance of such promissory note bears interest at 5% per annum, with payments of $3,125 due monthly until the entire principal balance has been paid. This promissory note is secured by a deed of trust in favor of the selling party.

Working Capital. At June 30, 2015, we had working capital of $104,777 and cash of $271,101.  Through June 30, 2015, we had sold a total of 70,909,423 shares of our common stock for cash, as follows:

•	70,000,000 shares of our common stock for $70,000, or $.001 per share, in cash.

•	430,000 shares of our common stock for $2,150, or $.005 per share, in cash.

•	287,078 shares of our common stock for $143,539, or $.50 per share, in cash.

•	192,345 shares of our common stock for $192,345, or $1.00 per share, in cash.

We are currently pursuing $50 million in additional funding. With this funding, our Resort Segment would be in a position to acquire the identified parcel or parcels totaling approximately 25 acres of Temecula property, construct the resort facility and begin operations of Sorrento Resort, Vineyard and Winery. We are actively pursuing this funding, with a current focus on potential foreign sources located throughout the world, including the Republic of China (Taiwan), where our management has significant contacts. While we would prefer to obtain funds through private sales of our equity securities, it is possible that funds would be obtained through loans or a combination of loans and sales of equity securities.

As of the date of this prospectus, however, we have not obtained any commitments from any person that would have our company obtaining needed capital. There is no assurance that we will ever obtain capital in amounts as would allow our Resort Segment to pursue its plan of business.

Profits from sales of our vineyard estate homes will serve as another source of capital with which to further our business development. There is no assurance that we will be successful in our efforts to sell vineyard estate homes. (See “Risks Related to Our Business - Ranch Segment” under “Risk Factors”).

Cash Flows.

For the Three Months Ended September 30, 2015. During the Current Period, we used $57,006 in our operating activities. We expect that, until we commence full-scale operations, operations will use a similar amount of cash during future three-month periods.

For the Period from July 14, 2014 (inception), to June 30, 2015. For the Initial Period, we used $144,129 in our operating activities. We used another $2,086,122 in investing activities for purchases of land and for office furniture and equipment. Our financing activities provided $2,501,352 in cash, $401,502 of which we received from private sales of our common stock and $2,100,000 of which we received as loans from our majority shareholder.

Contractual Obligations

Monthly Payment Obligations. We have entered into one significant long-term obligation that require us to make monthly cash payments. In connection our purchase of 50 acres of land in Temecula, California, we issued a $750,000 face amount promissory note to the third-party seller of the land. The unpaid principal balance of such promissory note bears interest at 5% per annum, with payments of $3,125 due monthly until the entire principal balance has been paid. This promissory note is secured by a deed of trust in favor of the selling party.

Balloon Payment Obligations. In 2014, we obtained three separate loans from our majority shareholder, as follows:

•
In October 2014, we obtained a loan in the amount of $850,000 pursuant to a loan agreement and delivered a promissory note, face amount $850,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 50 acres of land in Temecula, California.

•
In October 2014, we obtained a loan in the amount of $650,000 pursuant to a loan agreement and delivered a promissory note, face amount $650,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 10 acres of land in Temecula, California.

•
In December 2014, we obtained a loan in the amount of $600,000 pursuant to a loan agreement and delivered a promissory note, face amount $600,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in December 2016.  The proceeds from this loan were used by the Company to purchase approximately 10 acres of land in Temecula, California.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to our financial statements included in this prospectus. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment or estimates, to any significant degree.

Uncertainties and Trends

We do not currently possess sufficient cash to commence full-scale business operations. In the future, our operations and revenues will be dependent upon the following factors, among others:

•	whether we obtain sufficient capital;

•	whether our Ranch Segment successfully attracts purchasers of vineyard estate homes;

•	whether our Ranch Segment competes effectively in the severely competitive real estate development and home construction industries; and

•	whether our Resort Segment, once established, competes effectively in the highly competitive hospitality industry.

There is no assurance that our company will be able to accomplish our objectives. Our failure to do so would likely cause purchasers of our common stock to lose their entire investments in our company.

Inflation

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause interest rates, wages and other costs to increase which would adversely affect our results of operations. In the current economic and political climate, no predictions can be made with respect to the future effects of inflation on our business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that would have any current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Capital Expenditures

During the three month period ended September 30, 2015, our capital expenditures were $42,593, all of which was for land development costs.

During the period from July 14, 2014 (inception), to June 30, 2015, our capital expenditures were $2,856,860, $14,407 of which was for office furniture and equipment and $2,842,860 of which was for the purchase of land and land development costs.

Should we be successful in obtaining the $50 million needed for our Resort Segment to commence full-scale operations and/or should our Ranch Segment experience significant sales of our vineyard estate homes, it can be expected that we would make significant capital expenditures. However, due to the uncertainty associated with our obtaining capital, we cannot predict the exact amount or timing of these potential capital expenditures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers.

Name	Age	Position(s)
Kong (Frank) Fan Xi William E. Sluss Liu Xin	63 60 51	President, CEO and Director Chief Financial Officer Secretary/Treasurer and Director

Our board of directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of shareholders, death, resignation or removal by the board of directors. Officers serve at the discretion of our board of directors. There exist no family relationships between our officers and directors.  Certain information regarding the backgrounds of each of the officers and directors is set forth below.

Kong (Frank) Fan Xi.  Since our incorporation, Mr. Kong has served as a director of our company. In May 2015, Mr. Kong became our President and CEO.  Mr. Kong has, for more than the past 10 years, been, and currently is, the proprietor of Confucian Immigration Services, a Rowland Heights, California-based immigration services company.  Mr. Kong has committed to working up to 10 hours per week for the benefit of our company.  (See “Risks Related to our Business - In General” under “Risk Factors”).

We believe that Mr. Kong possesses characteristics that make him an appropriate person to serve as a director of our company.  Specifically, it is because Mr. Kong’s reputation as a well-respected businessman in our area of operations that we believe he is an appropriate person to serve as a director.

William E. Sluss. Since October 2014, Mr. Sluss has served as Chief Financial Officer of our company. From August 2010 to the present, Mr. Sluss has been, and currently is, employed by of EFT Holdings, Inc., a City of Industry, California-based, publicly-traded company (symbol: EFTB) whose common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, first as corporate controller and, since October 2012, as chief financial and accounting officer. From 2008 to 2010, Mr. Sluss served as chief financial officer of AccuForce Staffing Services, LLC, a Kingsport, Tennessee-based staffing company. Mr. Sluss earned a Bachelor of Science Degree in Accounting from the University of Virginia’s College at Wise in 1990 and is a Certified Public Accountant in the State of Virginia.  Mr. Sluss has committed to working up to 10 hours per week for the benefit of our company.  (See “ Risks Related to our Business - In General” under “Risk Factors”).

Liu Xin. Since our incorporation, Ms. Liu has served as a director of our company, as well as our Secretary/Treasurer.  Until May 2015, Ms. Liu served as our President and CEO.  Ms. Liu has over 20 years of experience in the real estate industry, though none within the real estate development industry. Since 2011, Ms. Liu has been, and currently is, employed by Joshua Lending Inc., where her responsibilities include those of a real estate and insurance broker, for which activities she is licensed in the State of California.  Prior to her association with Joshua Lending Inc., Ms. Liu was employed by New York Life/ACG Funding, from 2007 to 2011. Ms. Liu has committed to working up to 10 hours per week for the benefit of our company.  (See “Risks Related to our Business - In General” under “Risk Factors”).

We believe that Ms. Liu possesses characteristics that make her an appropriate person to serve as a director of our company.  Specifically, Ms. Liu is a well-respected businesswoman with extensive experience in the real estate business in the Temecula, California, area, with numerous contacts in the local real estate development industry. It is through her contacts that we have been able to achieve our first successes in advancing our business plan.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers, their other business interests, and their involvement in our company.

Corporate Governance

Committees; Meetings of the Board.  We do not have a separate Compensation Committee, Audit Committee or Nominating Committee.  These functions are to be conducted by our board of directors meeting as a whole.

To date, our board of directors has taken by unanimous written consent in lieu of a meeting on 14 occasions; our board of directors has not yet held a meeting.

Audit Committee. Our board of directors has not established an audit committee.  The functions of an audit committee are currently performed by our entire board of directors.  We are under no legal obligation to establish an audit committee and our board of directors has elected not to do so.  This decision was made so as to avoid the time and expense of identifying independent directors willing to serve on the audit committee.  We may establish an audit committee in the future, if our board of directors determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

Independence of Board of Directors

Neither of our directors is “independent”, within the meaning of definitions established by the SEC or any self-regulatory organization.  We are not currently subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our President, Kong (Frank) Fan Xi, at our executive offices.  However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications.  We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr Kong is responsible for collecting and evaluating all shareholder communications.  All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this prospectus, our board of directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for our executive officers since the inception of our company.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Kong (Frank) Fan Xi	2015	--- (1)	100 (2)	---	---	---	---	---	100
President
William E. Sluss	2015	--- (3)	50 (4)	---	---	---	---	---	50
Chief Financial Officer
Liu Xin	2015	--- (5)	100 (6)	---	---	---	---	---	100
Secretary and Former President
(1)
Mr. Kong, our President, currently has committed to provide up to 10 hours per week providing management services to us.  He has agreed to work for no cash remuneration until such time as we generate sufficient revenues for the payment of salaries to our management.

(2)	This bonus was paid by the issuance of 100,000 shares of our common stock valued at $.001 per share.
(3)
Mr. Sluss, our Chief Financial Officer, currently has committed to provide up to10 hours per week providing management services to us.  He has agreed to work for no cash remuneration until such time as we generate sufficient revenues for the payment of salaries to our management.

(4)	This bonus was paid by the issuance of 50,000 shares of our common stock valued at $.001 per share.
(5)
Ms. Liu, our Secretary, currently has committed to provide up to10 hours per week providing management services to us.  She has agreed to work for no cash remuneration until such time as we generate sufficient revenues for the payment of salaries to our management.

(6)	This bonus was paid by the issuance of 100,000 shares of our common stock valued at $.001 per share.

Currently, our management is unable to estimate accurately when our company will generate sufficient revenues for the payment of salaries to our management.  Also, our board of directors has yet to determine the level of compensation that is to be paid to any of our management personnel.

As of the date of this prospectus, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided or contributed to by our company.

Outstanding Equity Awards Since Inception

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unex- ercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
None	---	---	---	---	n/a	---	n/a	---	---

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock

The following table sets forth certain information as of the date of this prospectus, with respect to the beneficial ownership of shares of our common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown.

Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying warrants, if any, held by that person are deemed to be outstanding if the warrants are exercisable within 60 days of the date hereof.

As of the date of this prospectus, there is a total of 71,159,423 shares of our common stock outstanding.  We believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Prior to This Offering		After This Offering
Name and Address of Beneficial Owner	Shares Owned	% (1)	Shares Owned	% (1)
Kong (Frank) Fan Xi 17700 Castleton Street Suite 558 City of Industry, CA 91748	100,000	*	100,000	*
William E. Sluss 17800 Castleton Street Suite 300 City of Industry, CA 91748	50,000	*	50,000	*
Liu Xin 17800 Castleton Street Suite 300 City of Industry, CA 91748	100,000	*	100,000	*
Officers and directors as a group (3 persons)	250,000	*	250,000	*
Astonia Group Ltd. (2) Akara Building 24 De Castro Street Wickhams Cay I Road Town, Tortola British Virgin Islands	70,000,000	98.37%	70,000,000	98.37%
* (1) (2)	Less that 1%. Based on 71,159,423 shares outstanding. Yang Cong is the owner of this entity.

Shares Eligible for Future Sale

As of the date of this prospectus, there were 71,159,423 shares of our common stock issued and outstanding.

Shares Covered by this Prospectus.  As of the date of this prospectus, all 909,423 shares being offered hereunder by the selling shareholders may be sold without restriction under the Securities Act.

Rule 144.  A person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their common stock provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we had been subject to the Exchange Act reporting requirements for at least 90 days before the sale and, (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of common stock that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which, as of the date of this prospectus, equals approximately 711,594 shares; and

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTCBB and/or OTCQB, neither of which is an “automated quotation system”, our shareholders will not be able to rely on the market-based volume limitation described in the second item above. If, in the future, our common stock is listed on an exchange or quoted on NASDAQ, then our shareholders would be able to rely on the market-based volume limitation.  Unless and until our common stock is so listed or quoted, our shareholders are able to rely only on the percentage-based volume limitation described in the first item above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Agreement

In June 2014, pursuant to a stock purchase agreement, our largest shareholder, Astonia Group Ltd., purchased 70,000,000 shares of our common stock for $70,000 in cash, or $.001 per share.

Stock Bonuses

In September 2014, we issued a total of 250,000 shares of common stock valued at $.001 per share, or $250 in the aggregate, as bonuses to our officers and directors, to wit: our President, Liu Xin, was issued 100,000 shares, our Chief Financial Officer, William E. Sluss, was issued 50,000 shares and our director, Kong (Frank) Fan Xi was issued 100,000 shares.

Loans from Majority Shareholder

In 2014, we obtained three separate loans from our majority shareholder, as follows:

•
In October 2014, we obtained a loan in the amount of $850,000 pursuant to a loan agreement and delivered a promissory note, face amount $850,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 50 acres of land in Temecula, California.

•
In October 2014, we obtained a loan in the amount of $650,000 pursuant to a loan agreement and delivered a promissory note, face amount $650,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by us to purchase approximately 10 acres of land in Temecula, California.

•
In December 2014, we obtained a loan in the amount of $600,000 pursuant to a loan agreement and delivered a promissory note, face amount $600,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in December 2016.  The proceeds from this loan were used by the Company to purchase approximately 10 acres of land in Temecula, California.

Guaranty of Director

In connection our purchase of approximately 48 acres located in Temecula, California, one of our directors, Liu Xin, has personally guaranteed our company’s performance under a $750,000 promissory note issued to the selling party. Ms. Liu was paid no compensation by us for such personal guaranty.

LEGAL MATTERS

The validity of the shares to be sold by us under this prospectus will be passed upon for us by Newlan & Newlan, Ltd., Flower Mound, Texas.  Newlan & Newlan, Ltd. owns no shares of our capital stock.

EXPERTS

Our financial statements for the period from July 14, 2014 (inception), to June 30, 2015, included in this prospectus have been audited by MaloneBailey, LLP, as set forth in its report of independent registered public accounting firm included in this prospectus.  Its report is given upon its authority as an expert in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to our company or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Nevada law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including this prospectus, exhibits, schedules and amendments, under the Securities Act, with respect to the shares of common stock to be offered and sold in this offering.  This prospectus does not contain all of the information included in the registration statement.  For further information about us and the shares of our common stock to be offered and sold in this offering, please refer to this registration statement (Commission File No.: 333-201314).

As of the date of this prospectus, we became subject to the informational requirements of the Exchange Act.  Accordingly, we will file annual, quarterly and special reports and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N. E., Washington, D.C. 20549.  You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings will also be available to the public at the SEC’s web site located at http:/www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Heavenstone Corp.
For the Three Months Ended September 30, 2015

Balance Sheets as of September 30, 2015 (unaudited), and June 30, 2015	F-1
Statement of Operations for the Three Months Ended September 30, 2015 (unaudited)	F-2
Statement of Cash Flows for the Three Months Ended September 30, 2015 (unaudited)	F-3
Notes to unaudited Financial Statements	F-4

For the Period from Inception (July 14, 2014) to June 30, 2015

Report of Independent Registered Public Accounting Firm	F-7
Balance Sheet as of June 30, 2015	F-8
Statement of Operations for the Period from Inception (July 14, 2014)	F-9
to June 30, 2015
Statement of Changes in Stockholders’ Equity for the Period from Inception	F-10
(July 14, 2014) to June 30, 2015
Statement of Cash Flows for the Period from Inception (July 14, 2014)	F-11
to June 30, 2015
Notes to Financial Statements	F-12

HEAVENSTONE CORP. BALANCE SHEETS
September 30, 2015, and June 30, 2015
ASSETS

	9/30/15 (unaudited)	6/30/15
Current assets
Cash and cash equivalents	$171,502	$271,101
Other current assets	5,250	250
Total current assets	176,752	271,351
Fixed assets
Land and land development cost	2,885,453	2,842,860
Office furniture and equipment	14,047	14,047
Accumulated depreciation	(2,341)	(1,639)
Total fixed assets	2,897,159	2,855,268
Total assets	$3,073,911	$3,126,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,209	$97,301
Interest payable	95,423	69,173
Loan from officer	100	100
Total current liabilities	181,732	166,574
Non-current liabilities
Loans from majority shareholder	2,100,000	2,100,000
Notes payable	750,000	750,000
Total non-current liabilities	2,850,000	2,850,000
Total liabilities	3,031,732	3,016,574
Stockholders’ equity
Preferred stock, $.0001 par value: 50,000,000 shares authorized; zero shares issued and outstanding	---
Common stock, $.0001 par value: 200,000,000 shares authorized; 71,159,423 and 71,159,423 shares issued and outstanding at September 30, 2015 and June 30, 2015, respectively	7,116	7,116
Additional paid-in capital	394,386	394,386
Accumulated deficit	(359,323)	(291,457)
Total stockholders’ equity	42,179	110,045
Total liabilities and stockholders’ equity	$3,073,911	$3,126,619
The accompanying notes are an integral part of these unaudited financial statements.

HEAVENSTONE CORP. STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2015 and 2014

	Three Months Ended 9/30/15 (unaudited)	For the Period from 7/14/14 (inception) to 9/30/14 (unaudited)
Operating expenses	$32,241	$37,866
Operating loss	(32,241)	(37,866)
Interest expense	(35,625)	---
Net loss	$(67,866)	$(37,866)
Loss per share:
Basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding:
Basic and diluted	71,159,423	70,016,355
The accompanying notes are an integral part of these unaudited financial statements.

HEAVENSTONE CORP. STATEMENTS OF CASH FLOWS
For the Three Months Ended September 30, 2015 and 2014

	Three Months Ended 9/30/15 (unaudited)		For the Period from 7/14/14 (inception) to 9/30/14 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(67,866)		(37,866)
Adjustments to reconcile net loss to cash used in operating activities:
Stock based compensation		---		250
Depreciation expense		702		---
Changes in operating assets and liabilities:
Other current asset		(5,000)		---
Accounts payable		(11,092)		12,500
Accrued expenses		26,250		---
Net cash used in operating activities		(57,006)		(25,116)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for land development costs		(42,593)		(35,000)
Net cash used in investing activities		(42,593)		(35,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale common stock				70,000
Proceeds from loan - related party				100
Net cash provided by financing activities		---		70,100
NET CHANGE IN CASH		(99,598)		9,984
Cash, beginning of period		271,101		---
Cash, end of year		171,502		9,984
Supplemental disclosure of cash flow information
Cash paid for income taxes	$	---	$	---
Cash paid for interest		9,375	$	---
Non-cash investing and financing activities:
Land inspection fee incurred on credit	$	---		5,000

The accompanying notes are an integral part of these unaudited financial statements.

HEAVENSTONE CORP. NOTES TO FINANCIAL STATEMENTS
September 30, 2015 (unaudited)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Heavenstone Corp. (“Heavenstone” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (the “SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Registration Statement on Form S-1 (Amendment No. 1) filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the Financial Statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2015 as reported in the Company’s Form S-1 Registration Statement (Amendment No. 1) have been omitted.

NOTE 2. GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. During the three months ended September 30, 2015, the Company has an accumulated deficit of $359,323 and revenue of $0. The continuation of the Company as a going concern is dependent upon the company's continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to fund operations through equity and debt financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending June 30, 2016.

NOTE 3.  LAND AND LAND DEVELOPMENT COSTS

Land and land development costs are carried at cost. Land development costs capitalized include costs associated with the development of the purchased land, including inspection fees and engineering fees. For the three months ended September 30, 2015, the Company had incurred $42,593 in land development costs.

NOTE 4. RELATED-PARTY TRANSACTIONS

Loan from Officer

In August 2014, an officer loaned $100 to the Company. This loan was made on open bank account. The term of the loan is due on demand and bears zero interest. As of September 30, 2015, the $100 loan from an officer remained unpaid.

Loans from Majority Shareholder

During the period ended September 30, 2015, the Company obtained three separate loans from its majority shareholder, as follows:

October 2014 – $850,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $850,000, in consideration of such loan. Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016. The proceeds from this loan were used by the Company to purchase 50 acres of land in Temecula, California.

October 2014 – $650,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $650,000, in consideration of such loan. Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016. The proceeds from this loan were used by the Company to purchase 10 acres of land in Temecula, California.

December 2014 – $600,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $600,000, in consideration of such loan. Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in December 2016. The proceeds from this loan were used by the Company to purchase 10 acres of land in Temecula, California.

As of June 30, 2015 and September 30, 2015, the total outstanding principal balance on loans from the Company’s majority shareholder was $2,100,000, with another $69,173 and $95,423 in accrued and unpaid interest, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Heavenstone Corp.
City of Industry, California

We have audited the accompanying balance sheet of Heavenstone Corp. (the “Company”), as of June 30, 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from July 14, 2014 (inception), through June 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Company as of June 30, 2015, and the related results of its operations and its cash flows for the period from July 14, 2014 (inception), through June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

www.malonebailey.com
Houston, Texas
October 2, 2015

HEAVENSTONE CORP. BALANCE SHEET
June 30, 2015

ASSETS
Current assets
Cash and cash equivalents	$271,101
Other current assets	250
Total current assets	271,351
Fixed assets
Land and land development cost	2,842,860
Office furniture and equipment	14,047
Accumulated depreciation	(1,639)
Total fixed assets	2,855,268
Total assets	$3,126,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$97,301
Interest payable	69,173
Loan from officer	100
Total current liabilities	166,574
Non-current liabilities
Loans from majority shareholder	2,100,000
Notes payable	750,000
Total non-current liabilities	2,850,000
Total liabilities	3,016,574
Stockholders’ equity
Preferred stock, $.0001 par value: 50,000,000 shares authorized; zero shares issued and outstanding	---
Common stock, $.0001 par value: 200,000,000 shares authorized; 71,159,423 shares issued and outstanding at June 30, 2015	7,116
Additional paid-in capital	394,386
Accumulated deficit	(291,457)
Total stockholders’ equity	110,045
Total liabilities and stockholders’ equity	$3,126,619
The accompanying notes are an integral part of these financial statements.

HEAVENSTONE CORP. STATEMENTS OF OPERATIONS
For the Period from Inception (July 14, 2014) to June 30, 2015

Operating expenses	$200,409
Operating loss	(200,409)
Interest expense	(91,048)
Net loss	$(291,457)
Loss per share:
Basic and diluted	$(0.00)
Weighted average number of shares outstanding:
Basic and diluted	70,448,077

The accompanying notes are an integral part of these financial statements.

HEAVENSTONE CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period From Inception (July 14, 2014) to June 30, 2015

	Common Stock, $.0001 par value
	Shares	Amount		Additional Paid-in Capital		Accumulated Deficit		Total Stockholders’ Equity
Inception	---	$	---	$	---	$	---	$	---
Stock issued for cash	70,909,423		7,091		394,161		---		401,252
Stock issued for compensation	250,000		25		225		---		250
Net loss	---		---		---		(291,457)		(291,457)
Balance, June 30, 2015	71,159,423		$7,116		$394,386		$(291,457)		$110,045

The accompanying notes are an integral part of these financial statements.

HEAVENSTONE CORP. STATEMENT OF CASH FLOWS
For the Period from Inception (July 14, 2014) to June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(291,457)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	250
Depreciation expense	1,639
Changes in operating assets and liabilities:
Other current assets	(250)
Accounts payable	76,516
Interest payable	69,173
Net cash used in operating activities	(144,129)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of land and land development costs	(2,072,075)
Cash paid for purchase of furniture and equipment	(14,047)
Net cash used in investing activities	(2,086,122)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	401,252
Borrowings on loans from majority shareholder and officer	2,100,100
Net cash provided by financing activities	2,501,352
NET INCREASE IN CASH	271,101
Cash, beginning of year	---
Cash, end of year	$271,101
Non-cash investing the financing activities
Land development cost incurred on credit	$20,785
Notes issued for land purchases	$750,000
Supplemental disclosure of cash flow information
Cash paid for income taxes	$ ---
Cash paid for interest	$21,875

The accompanying notes are an integral part of these financial statements.

HEAVENSTONE CORP. NOTES TO FINANCIAL STATEMENTS
June 30, 2015

NOTE 1.  THE COMPANY

Heavenstone Corp. (the “Company”) was incorporated on June 13, 2014, in the State of Nevada and established a fiscal year end of June 30.

The Company’s focus is to become a large real estate development and construction company centered in the Temecula, California area, specializing in luxury vineyard estate homes.  In addition, the Company intends to construct and operate a five-star hotel, spa and winery also in the Temecula area.

“True” Inception Date

While the Company was incorporated in the State of Nevada in June 2014, it undertook no activities until July 14, 2014. Due to its having less than one year of actual operations, the Company determined, for financial statement purposes, its “true” inception date to be July 14, 2014, the date of its first activities. The accompanying financial statements are presented in accordance with such determination.

Liquidity and Management Plans

At June 30, 2015, the Company had cash and cash equivalents of $271,101 and an accumulated deficit of $291,457.  The Company possesses sufficient cash for its day-to-day working capital needs through 2015. The Company plans to seek an additional equity infusion to support operations and to implement its complete business plan.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Financial Statements include the accounts of the Company, which has not subsidiaries.

The Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the period ended June 30, 2015, include the valuation of deferred tax assets and the value of stock-based compensation.

Fiscal Year End

The Company elected June 30 as its fiscal year ending date.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term highly liquid investments purchased with original maturities of three months or less. There were no cash equivalents at June 30, 2015.

Property and Equipment

Property is carried at cost.  Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which is five years.  During the period ended June 30, 2015, the Company purchased $14,047 of office furniture and equipment in cash.  Depreciation expense was $1,639 for the period ended June 30, 2015.

Long-Lived Assets

All long-lived assets held and used by the Company, including intangible assets, are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In accordance with ASC 360-10-35 “Impairment or Disposal of Long-lived Assets”, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable the Company determines whether impairment has occurred through the use of an undiscounted cash flows analysis of the asset. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. During the period ended June 30, 2015, no impairment is considered necessary on long-lived assets.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Loss per Share

Basic and diluted net loss per common share are computed based on the weighted-average common shares and common share equivalents outstanding during the period. At June 30, 2015, there were no outstanding common share equivalents.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes”. Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a "more-likely-than-not" threshold. As of June 30, 2015, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

Recent Accounting Pronouncements

The Company has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company's financial position and results of operations.

NOTE 3.  LAND AND LAND DEVELOPMENT COSTS

During the period ended June 30, 2015, the Company purchased three parcels of undeveloped real estate located in Temecula, California. Land and land development costs are carried at cost. Land development costs capitalized include costs associated with the development of the purchased land, including inspection fees and engineering fees. During the period ended June 30, 2015, the Company had $2,842,860 in land and land development costs, of which $2,072,075 was land purchased with cash, $750,000 was land purchased with a promissory note and the balance, $20,785, was development costs incurred on credit.

NOTE 4.  INCOME TAXES

The Company maintains deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets consist of net operating loss carryforward. The net deferred tax asset has been fully offset by a valuation allowance because of the Company's history of losses.

The Company’s approximate net deferred tax asset as of June 30, 2015, is as follows:

Deferred Tax Asset:
Net operating loss carryforward	$101,922
Valuation allowance	(101,922)
Net deferred tax asset	---

The Company provided a valuation allowance equal to the deferred income tax assets for the period ended June 30, 2015, because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The potential tax benefit arising from the loss carryforward will expire in 2034.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expire prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

As of June 30, 2015, the Company had a net operating loss of approximately $290,000.

NOTE 5.  RELATED-PARTY TRANSACTIONS

Loan from Officer

In August 2014, an officer loaned $100 to the Company.  This loan was made on open bank account. The term of the loan is due on demand and bears zero interest. As of June 30, 2015, the $100 loan from an officer remained unpaid.

Stock Purchase Agreement

In June 2014, pursuant to a stock purchase agreement, the Company’s majority shareholder purchased 70,000,000 shares of the Company’s common stock for $70,000, or $.001 per share, in cash.  However, such funds were not received by the Company until July 2014 and the shares were issued during August 2014.

Stock Bonuses

In September 2014, a total of 250,000 shares of common stock were issued as bonuses to the Company’s officers and directors.  These shares were valued at $.001 per share, or $250, in the aggregate.

Loans from Majority Shareholder

During the period ended June 30, 2015, the Company obtained three separate loans from its majority shareholder, as follows:

October 2014 – $850,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $850,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by the Company to purchase 50 acres of land in Temecula, California.

October 2014 – $650,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $650,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in October 2016.  The proceeds from this loan were used by the Company to purchase 10 acres of land in Temecula, California.

December 2014 – $600,000. The Company obtained this loan pursuant to a loan agreement and delivered a promissory note, face amount $600,000, in consideration of such loan.  Unpaid principal on such loan bears interest at 5% per annum, with principal and accrued interest due in December 2016.  The proceeds from this loan were used by the Company to purchase 10 acres of land in Temecula, California.

As of June 30, 2015, the total outstanding principal balance on loans from the Company’s majority shareholder was $2,100,000, with another $69,173 in accrued and unpaid interest.

Guaranty of Director

In connection the Company’s purchase of approximately 48 acres located in Temecula, California, one of its directors has personally guaranteed the Company’s performance under a $750,000 promissory note issued to the selling party. This director was paid no compensation by the Company for such personal guaranty.

NOTE 6.  LOANS FROM MAJORITY SHAREHOLDER

During the period ended June 30, 2015, the Company obtained three separate loans from its majority shareholder totaling $2,100,000. As of June 30, 2015, the total outstanding principal balance on loans from the Company’s majority shareholder was $2,100,000, with another $69,173 in accrued and unpaid interest. See “Loans from Majority Shareholder” under Note 5. Related-Party Transactions.

NOTE 7.  NOTES PAYABLE

In connection with the Company’s purchase of 50 acres of land in Temecula, California, the Company issued a $750,000 face amount promissory note to the third-party seller of the land. The principal balance is due in November 2019. The unpaid principal balance of such promissory note bears interest at 5% per annum, with payments of $3,125 due monthly until the entire principal balance has been paid. This promissory note is secured by a deed of trust in favor of the selling party.

As of June 30, 2015, the total outstanding balance of this note was $750,000, with no accrued and unpaid interest.

NOTE 8.  CAPITAL STOCK

Articles of Amendment to Articles of Incorporation

In October 2014, the Articles of Incorporation of the Company were amended to increase the number of authorized shares of Company common stock to 200,000,000 and to add 50,000,000 shares of $.0001 par value preferred stock to the Company’s authorized capital stock.

Common Stock Issued for Bonuses

In September 2014, a total of 250,000 shares of common stock were issued as bonuses to the Company’s officers and directors.  These shares were valued at $.001 per share, or $250, in the aggregate.

Common Stock Issued for Cash

In June 2014, pursuant to a stock purchase agreement, the Company’s majority shareholder purchased 70,000,000 shares of the Company’s common stock for $70,000 in cash, or $.001 per share.  However, such funds were not received by the Company until July 2014.

During the period ended June 30, 2015, the Company completed three separate private offerings, as follows:

October 2014.  In this private offering, the Company sold a total of 430,000 shares of its common stock for cash in the aggregate amount of $2,150, or $.005 per share.

October 2014. In this private offering, the Company sold a total of 287,078 shares of its common stock for cash in the aggregate amount of $143,539, or $.50 per share.

December 2014. In this private offering, the Company sold a total of 192,345 shares of its common stock for cash in the aggregate amount of $192,345, or $1.00 per share.

The total cash received by the Company pursuant to the three private offerings was $401,252, net of $6,782 in offering-related expenses.

NOTE 9.  EARNINGS (LOSS) PER SHARE

The Company has adopted ASC 260-10, which provides for calculation of “basic” and “diluted” earnings per share.  The computation of earnings (loss) per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.  The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding under the treasury method and the average market price per share during the year.

	Net Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Earnings for the period from Inception (July 14, 2014) through June 30, 2015:
Basic EPS
Net loss to common shareholders	$(291,457)	70,448,077	$(0.00)

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

SEC Registration Fee	$211.35
Blue Sky Fees and Expenses	750.00	*
Audit Fees and Expenses	5,000.00	*
Legal Fees and Expenses	20,000.00
Miscellaneous Expenses	4,000.00	*
TOTAL	$29,961.35	*
* Estimate.

Item 14.  Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of our company is insured or indemnified in any manner against any liability which he may incur in his capacity as such is as follows:

•	Article XI of our Bylaws, filed as Exhibit 3.3 to this Registration Statement; and

•	Chapter 78 of the Nevada Revised Statutes (NRS).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.7502 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.  Recent Sales of Unregistered Securities.

1.  (a) Securities Sold. In June 2014, 70,000,000 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were sold to Astonia Group Ltd.;  (c) Consideration. Such shares of common stock were sold for $70,000, or $0.001 per share, in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Regulation S, as a transaction not involving a public offering, which private offering was terminated prior to the filing of this Registration Statement. This purchaser was an investor capable of evaluating an investment in our company.

2. (a) Securities Sold. In September 2014, a total of 250,000 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were issued to three persons (Liu Xin, 100,000 shares; William E. Sluss, 50,000 shares; Kong (Frank) Fan Xi, 100,000 shares); (c) Consideration. Such shares of common stock were issued as bonuses and were valued at $.001 per share, or $250, in the aggregate; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2), as transactions not involving a public offering. These purchasers were accredited investors.

3. (a) Securities Sold. In October 2014, a total of 314,000 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were sold to a total of nine persons; (c) Consideration. Such shares of common stock were sold for a total of $1,570, or $.005 per share, in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof and Rule 506 thereunder, as a transaction not involving a public offering, which private offering was terminated prior to the filing of this Registration Statement. These persons were investors capable of evaluating an investment in our company.

4.  (a) Securities Sold. In October 2014, a total of 116,000 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were sold to a total of two persons; (c) Consideration. Such shares of common stock were sold for a total of $580, or $.005 per share, in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Regulation S, as a transaction not involving a public offering, which private offering was terminated prior to the filing of this Registration Statement. These purchasers were investors capable of evaluating an investment in our company.

5.  (a) Securities Sold. In October 2014, a total of 287,078 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were sold to a total of 17 persons, pursuant to a series of  separate common stock purchase agreements; (c) Consideration. Such shares of common stock were sold for a total of $143,539, or $.50 per share, in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Regulation S, as a transaction not involving a public offering, which private offering was terminated prior to the filing of this Registration Statement. These purchasers were investors capable of evaluating an investment in our company.

6.  (a) Securities Sold. In October 2014, a total of 192,345 shares of common stock were issued; (b) Underwriter or Other Purchasers. Such shares of common stock were sold to a total of 22 persons; (c) Consideration. Such shares of common stock were sold for a total of $192,345, or $1.00 per share, in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Regulation S, as transactions not involving a public offering, which private offering was terminated prior to the filing of this Registration Statement. These purchasers were investors capable of evaluating an investment in our company.

7.  (a) Securities Sold. In October 2014, a $850,000 principal amount promissory note was issued; (b) Underwriter or Other Purchasers. Such promissory note was issued to Astonia Group Ltd.; (c) Consideration. Such promissory note was issued pursuant to a loan agreement for $850,000 in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering. This purchaser was a sophisticated investor capable of evaluating an investment in our company.

8.  (a) Securities Sold. In October 2014, a $650,000 principal amount promissory note was issued; (b) Underwriter or Other Purchasers. Such promissory note was issued to Astonia Group Ltd.; (c) Consideration. Such promissory note was issued pursuant to a loan agreement for $650,000 in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering. This purchaser was a sophisticated investor capable of evaluating an investment in our company.

9.  (a) Securities Sold. In December 2014, a $600,000 principal amount promissory note was issued; (b) Underwriter or Other Purchasers. Such promissory note was issued to Astonia Group Ltd.; (c) Consideration. Such promissory note was issued pursuant to a loan agreement for $600,000 in cash; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering. This purchaser was a sophisticated investor capable of evaluating an investment in our company.

10.  (a) Securities Sold. In November 2014, a $750,000 principal amount promissory note was issued; (b) Underwriter or Other Purchasers. Such promissory note was issued to four individual land owners; (c) Consideration. Such promissory note was issued pursuant to a real estate contract; and (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering. These purchasers were sophisticated investors capable of evaluating an investment in our company.

Item 16.  Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit Number	Description
3.1 *	Articles of Incorporation of Heavenstone Corp.
3.2 *	Certificate of Amendment to Articles of Incorporation of Heavenstone Corp.
3.3 *	Bylaws of Heavenstone Corp.
4.1 *	Specimen Common Stock Certificate.
5.1 *	Opinion of Newlan & Newlan, Ltd. re: legality of the securities being registered.
10.1 *	Stock Purchase Agreement between Heavenstone Corp. and Astonia Group Ltd.
10.2 *	Common Stock Purchase Agreement between Heavenstone Corp. and Chen, Meijun.
10.3 *	Common Stock Purchase Agreement between Heavenstone Corp. and Dai, Tianjuan.
10.4 *	Common Stock Purchase Agreement between Heavenstone Corp. and Li, Xianfang.
10.5 *	Common Stock Purchase Agreement between Heavenstone Corp. and Liu, Wenzhi.
10.6 *	Common Stock Purchase Agreement between Heavenstone Corp. and Shi, Guangru.
10.7 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wang, Jianping.
10.8 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wang, Xingbo.
10.9 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wang, Yafen.
10.10 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wu, Dongming.
10.11 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wu, Tieshan.
10.12 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wu, Xiangming.
10.13 *	Common Stock Purchase Agreement between Heavenstone Corp. and Wu, Xicai.
10.14 *	Common Stock Purchase Agreement between Heavenstone Corp. and Xu, Fengyan.
10.15 *	Common Stock Purchase Agreement between Heavenstone Corp. and Zhan, Huiling.

10.16 *	Common Stock Purchase Agreement between Heavenstone Corp. and Zhong, Aiqing.
10.17 *	Common Stock Purchase Agreement between Heavenstone Corp. and Zhou, Lin.
10.18 *	Common Stock Purchase Agreement between Heavenstone Corp. and Zhu, Ping.
10.19 †	Loan Agreement between Heavenstone Corp. and Astonia Group Ltd.
10.20 †	Promissory Note, face amount $850,000, issued by Heavenstone Corp. in favor of Astonia Group Ltd.
10.21 *	Loan Agreement between Heavenstone Corp. and Astonia Group Ltd.
10.22 *	Promissory Note, face amount $650,000, issued by Heavenstone Corp. in favor of Astonia Group Ltd.
10.23 †	Loan Agreement between Heavenstone Corp. and Astonia Group Ltd.
10.24 *	Promissory Note, face amount $600,000, issued by Heavenstone Corp. in favor of Astonia Group Ltd.
10.25 †	Promissory Note Secured by Deed of Trust and Guaranty, face amount $750,000, issued by Heavenstone Corp.
10.26 *	Deed of Trust dated November 17, 2014.
22 †	Subsidiaries of Heavenstone Corp.
23.1 †	Auditor Consent.
23.2 *	Consent of Newlan & Newlan, Ltd. (included in Exhibit 5.1).
* Previously filed. † Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)           Any other communication that is an offer in the offering made by the registrant to the purchaser.

5.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

           (B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration    statement or prospectus that is part of the registration statement will, as to a purchaser with a time of   contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Industry, State of California, on the 1st day of February, 2016.

HEAVENSTONE CORP.

By:	/s/ Kong (Frank) Fan Xi
Kong (Frank) Fan Xi, President (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Kong (Frank) Fan Xi		February 1, 2016
Kong (Frank) Fan Xi	President, CEO (Principal Executive Officer) and Director

/s/ William E. Sluss		February 1, 2016
William E. Sluss	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Liu Xin		February 1, 2016
Liu Xin	Secretary/Treasurer and Director